PRELIMINARY PROXY MATERIALS

                NOVA NATURAL RESOURCES CORPORATION
                  789 Sherman Street, Suite 550
                     Denver, Colorado  80203
             ________________________________________

                         PROXY STATEMENT
             ________________________________________

                  ANNUAL MEETING OF SHAREHOLDERS

                      To Be Held   June     , 1997
             ________________________________________


                       GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Nova Natural Resources Corporation (the "Company") of proxies for use at the Annual Meeting of Shareholders of the Company to be held on __________, _____________, 1997, at 10:30 o'clock a.m., Mountain Standard Time, at the Company's principal offices located at 789 Sherman Street, Suite 550, Denver, Colorado. This Proxy Statement and the accompanying form of Proxy were mailed to the Company's Shareholders on or about ____________, 1997.

If the accompanying Proxy form (Attachment No. 1) is signed, dated and returned, the shares represented thereby will be voted in accordance with the specifications therein. If no choice is specified, the shares will be voted FOR the election of the five
(5) nominees for Director listed in this Proxy Statement and FOR approval of the agreement between the Company and Northern Con-Agg, Inc. ("NCA"), an unaffiliated Minnesota corporation, for the sale by the Company to NCA of the Company's cement-grade kaolin mine and related assets, located in Minnesota. Your executed Proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company, 789 Sherman Street, Suite 550, Denver, Colorado 80203, a written notice of revocation or a duly executed Proxy bearing a later date. The execution of the enclosed Proxy will not affect your right to vote in person should you find it convenient to attend the Annual Meeting and desire to vote in person. To the Company's knowledge, the Directors of the Company intend to vote for the election of all nominees and for approval of the contract between the Company and NCA.


                      SOLICITATION OF PROXY

The expense of soliciting these Proxies will be borne by the Company. It is contemplated that the Proxies will be solicited principally through the use of the mails, but officers and regular employees of the Company may solicit Proxies personally, by telephone or by special letter. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses of forwarding Proxy materials to their principals.


    VOTING SECURITIES AND PRINCIPAL HOLDERS OF SUCH SECURITIES

On May 1, 1997, the record date for determination of Shareholders entitled to vote at the Annual Meeting of Shareholders, 5,985,846 shares of the Company's Common Stock and 1,792,267 of the Company's Convertible Preferred Stock, $1.00 par value, were outstanding. Each share of Common Stock is entitled to one vote, and one share of convertible Preferred Stock is entitled to two votes on all matters voted upon at the Annual Meeting. The presence, in person or by proxy, of a majority of the outstanding shares of Common and Preferred Stock in the aggregate is necessary to constitute a quorum at the Meeting. Cumulative voting in the election of Directors is not permitted. Any votes withheld from voting (whether by abstention, broker non-votes or otherwise) will not be counted and will have no legal effect on the vote.

The following table sets forth the only persons known to the Company, as of May 1, 1997, to own beneficially more than 5% of the Company's Preferred Stock and of the Company's Common Stock, its only classes of issued and outstanding voting securities. Except as otherwise noted in the footnotes to the table, each person named has sole voting and investment powers relating to such shares.

Name and Address         Amount and Nature of          Percent
of Beneficial Owner      Beneficial Ownership          of Class

Preferred Stock

Robert E. McDonald            794,421(1)               44.32%
P.O. Box 481243
Denver, CO 80248-1243

Karen McDonald                794,420(3)               44.32%
1177 Race, Apt. 801
Denver, CO 80206

Brian B. Spillane             203,426(2)               11.35%
255 S. Eudora
Denver, CO 80222
Common Stock

Robert E. McDonald            484,851(1)                8.10%
P.O. Box 481243
Denver, CO 80248-1243

Karen McDonald                484,850(3)                8.10%
1177 Race, Apt. 801
Denver, CO 80206

Milton O. Childers            431,494(5)                7.21%
179 E. Brown Place
Aurora, CO  80013

James E. Taets                411,427(4)                6.87%
7979 S. Jasmine Circle
Englewood, CO 80112

Brian B. Spillane             514,153(2)                8.59%
255 S. Eudora
Denver, CO 80222

(1) The preferred and common shares are held by the REM Family Trust, of which Mr. McDonald is the Trustee. Does not include 200,000 shares underlying stock options held by Mr. McDonald. Includes options held by two officers and directors and one director of the Company to purchase an aggregate of 561,788 shares of Common Stock directly from Mr. McDonald, all exercisable at $.10 per share at any time on or before April 3, 2003. Does not include 62,500 shares which would be issued if Mr. McDonald elects to convert all of his $9,375 principal amount of convertible subordinated debentures to Common Stock.

(2) Consists of 398,211 shares vested in his account under the Company's Employee Stock Ownership Plan (the "ESOP"), but does not include options owned by Mr. Spillane to purchase 250,000 shares directly from Mr. McDonald, options to purchase 250,000 shares directly from Ms. McDonald, or options to purchase 200,000 shares from the Company. Does not include 83,333 shares which would be issued if Mr. Spillane elects to convert all of his $12,500 principal amount of convertible subordinated debentures to Common Stock.

(3) The preferred and common shares are held by the Karen McDonald Trust, of which Ms. McDonald is Trustee. Includes options held by two officers and one director of the Company to purchase an aggregate of 561,787 shares of Common Stock directly from Ms. McDonald, all exercisable at $.10 per share at any time on or before April 3, 2003. Does not include 62,500 shares which would be issued if Ms. McDonald elects to convert all of her $9,375 principal amount of convertible subordinated debentures to Common Stock.
(4) Mr. Taets is a former employee and officer of the Company. Consists of 411,278 shares vested in his account under the ESOP and 149 shares owned directly.

(5) Consists of 225,154 shares owned by Mr. Childers, 4,843 shares held by Mr. Childers' wife and 201,497 shares vested under the ESOP, but does not include options to purchase 186,789 shares directly from Mr. McDonald, options to purchase 186,788 shares from Ms. McDonald, or options to purchase 200,000 shares from the Company. Does not include 62,500 shares which would be issued if Mr. Childers elects to convert all of his $9,375 principal amount of convertible subordinated debentures to Common Stock.

The following table shows, at May 1, 1997, the shares of the Company's outstanding Common Stock (5,985,846 shares issued and outstanding), beneficially owned by each of the officers and directors of the Company and the shares beneficially owned by all of the officers and directors as a group. Except as otherwise noted in the footnotes to the table, each person named has sole voting and investment powers related to his shares.

      Name of                 Amount and Nature of     Percent
     Beneficial Owner         Beneficial Ownership     of Class

     Robert E. McDonald            484,851 (1)         8.10%
     Brian B. Spillane             514,153 (3)         8.59%
     James R. Schaff               122,400 (4)         2.04%
     Milton O. Childers            431,494 (5)         7.21%
     Robert W. Meier               193,178 (6)         3.23%
     John R. Parker                        (7)         (2)

     All Directors and Officers
     as a group (7 persons)         1,746,076          29.17%

     (1)  See note (1) of the preceding table.

     (2)  Less than 1%.

     (3)  See note (2) of the preceding table.

     (4) Does not include either 250,000 shares underlying stock options held by Mr. Schaff, or 20,833 shares which would be issued if Mr. Schaff elects to convert all of his $3,125 principal amount of convertible subordinated debentures to Common Stock.

     (5)  See note (5) of the preceding table.

     (6) Does not include 200,000 shares underlying stock options held by Mr. Meier. Does not include 41,667 shares which would be issued if Mr. Meier elects to convert all of his $6,250 principal amount of convertible subordinated debentures to Common Stock.

     (7) Does not include options owned by Mr. Parker to purchase 125,000 shares directly from Mr. McDonald, options to purchase 125,000 shares directly from Ms. McDonald, or options to purchase 200,000 shares from the Company. Does not include 41,667 shares which would be issued if Mr. Parker elects to convert his $6,250 principal amount of convertible subordinated debentures to Common Stock.


           APPROVAL OF SALE OF CEMENT-GRADE KAOLIN MINE

Contract For Sale of Cement-Grade Kaolin Mine

Pursuant to a contract dated January 25, 1997, the Company agreed, subject to shareholder approval, to sell its cement-grade kaolin mining operations and property (the "Cement Kaolin Mine") near Redwood Falls, Minnesota, to Northern Con-Agg, Inc., an unaffiliated Minnesota corporation whose address is 3131 Fernbrook Lane North, Plymouth, Minnesota 55447 ("NCA"). A portion of the Cement Kaolin Mine is located on lands which are currently subject to a joint venture between the Company and U.S. Borax Inc. ("Borax"), which was formed in 1993 primarily to explore, develop and produce high quality paper-grade kaolin. No paper-grade kaolin has yet been sold from the joint venture property. Borax has agreed to release the portion of the paper-grade kaolin property occupied by the Cement Kaolin Mine from the joint venture to permit the Company's sale of the mine to NCA. The Company will be selling all of its cement-grade kaolin operations to NCA, while retaining its interest in the paper-grade joint venture. The Cement Kaolin Mine encompasses 314 acres, and the paper-grade kaolin property retained by the Company encompasses 4628.59 acres. After the sale to NCA, ownership of the cement-grade kaolin property will be separate and distinct from ownership of the paper-grade kaolin property. Except for the inclusion of an immaterial portion of the paper grade kaolin prospect in the sale to NCA, the sale will have no impact on the Company's joint venture with Borax.

Under the terms of the purchase and sale agreement with NCA(the "NCA Agreement," a copy of which is available upon request), NCA will acquire approximately 78 fee acres owned by the Company and an additional 236 acres leased by the Company, as well as the inventory, equipment, contracts, permits and other personal property held by the Company in connection with these cement-grade mining operations. NCA proposes to continue the current cement-grade operations of the Company, and has agreed to turn over to the Company any profits which it may earn during a 21 year period after the date of closing as a result of sales of kaolin produced from the property to paper manufacturers. The Company agrees that, if it or any joint venture of which it is a member sells kaolin to the cement-industry in Minnesota, Iowa, North Dakota, South Dakota or Wisconsin during a five year period following the closing, the Company it will pay to NCA the sum of $30,000 for each year in which any sale occurs.

NCA will pay a total of $700,000 to the Company for the Cement Kaolin Mine, including $125,000 in cash at closing, an aggregate of $450,000 in non-interest bearing semi-annual installments on August 15 and December 15 of each year until August 15, 2001, and a final payment of $125,000 on December 15, 2001. Up to $70,008 of these proceeds will be paid to Thomas F. Kane, a former director, as part of the Company's purchase of his Common and Preferred Stock, over the same period as the NCA payments. See "Purchase of Kane Stock." The Company will retain both a mortgage and a security interest covering the property being sold to NCA in order to secure full payment of the purchase price. NCA will assume liability for all existing contracts relating to the property, although the Company will continue to have liability for any conduct before the closing date and, any contracts not disclosed to NCA. Included among the contracts assumed by NCA is an agreement with Union Pacific Railroad which requires the Company to pay the railroad for a minimum usage of 300 rail cars, whether actually used by the Company. NCA will assume this obligation and Nova will have no further liability for railcar usage. The Company believes that it has disclosed all pertinent contracts to NCA. The Company intends to secure appropriate lessor consents to eliminate any liability to the lessor following assignment of the lease.

If NCA expands the current cement-grade mining operations, the lessor of the Mine Property will have to be relocated from her home on the property, which recently has been appraised at $25,000.
When this occurs, NCA will pay the first $25,000 of relocation costs, Nova will pay 50% of the costs, if any, between $25,000 and $75,000, and Nova will pay the entire cost, if any, in excess of $75,000. Shortly following execution of the NCA Agreement, the Company incurred approximately $5,800 in additional drilling and analysis costs to meet requests of NCA for additional exploration data.

Prior to the NCA Agreement, NCA had no relationship to the Company, its officers or directors. The Company has not secured an independent opinion concerning the fairness of the consideration to be paid by NCA, but the Company's officers believe such consideration to be appropriate based upon the Company's prior net income from the property, the anticipated kaolin reserves, and the demand for cement-grade kaolin in the area. There will be no change in the rights of security holders of the Company as a result of this vote, except with respect to the holders of Convertible Debentures, as described below. The Company is not in default with respect to obligations under any of its securities.

If shareholder approval for the sale of the cement-grade kaolin mine is not received, Nova will continue to operate the mine as it has in the past and continue to pursue additional customers and markets for the kaolin. The Company would seek to retain its current customer and attempt to obtain business from a previous customer. Any additional customers could not be obtained for the current mining season. The Company would consider other alternatives, such as entering into joint venture arrangements for the marketing and sale of kaolin, possibly with the company which desires to purchase the mine, and/or other companies which supply materials to the cement industry. If shareholder approval of the sale is not obtained, approximately $20,000 in transactional costs will not be recovered.

Potential Impact of the Proposed Sale on the Company's Convertible
Debentures

The Colorado Business Corporation Act (the "Act") requires approval of the majority of shares voting at a duly noticed and conducted meeting for the sale of all or substantially all of a corporation's assets outside of its normal course of business. The Company has determined that, while the Cement Kaolin Mine is a principal asset, because the remaining assets and business are not insubstantial and proceeds of the sale are intended to be used to continue the Company's business in the same fashion, a shareholder vote is not required by law. Nonetheless, since the Cement Kaolin Mine sale is a material transaction, the Company believes that its shareholders should be informed about and vote upon the approval of that transaction.

As part of its organization and capitalization of NovaChek Limited Liability Company, an Idaho limited liability company formed to develop part of the Company's gold prospect in Nome, Alaska, the Company sold an aggregate of $250,000 of convertible subordinated debentures (the "Debentures"). The Debentures require semi-annual payments of interest and payment of principal and accrued interest on April 1, 2001. At the option of its holder, each Debenture matures and is fully payable upon the Company's "sale, exchange, base or other disposition of all or substantially all of [its] assets." Notwithstanding the Company's belief that the sale of the Cement Kaolin Mine is not such an event, upon litigation brought by a Debenture holder, a court may disagree and order early payment of the Debentures. Such a payment would have a materially adverse impact on the Company, require the use of proceeds from the Mine sale and threaten the ongoing viability of the Company.

Vote Upon Sale

The affirmative vote by a majority of all of the shares of Common and Preferred Stock entitled to vote as of April 1, 1997 is required for approval of the agreement to sell the Cement Kaolin Mine. Unless directed otherwise, the Proxy will be voted in favor of approving the Agreement and effectuating its terms. The Company's corporate counsel will be present at the meeting but its independent certified public accountants will not be present.

Rights of Dissenting Shareholders

The Act affords a shareholder of a Colorado corporation the right to dissent from certain actions requiring shareholder approval and to require that the corporation purchase the shareholder's stock at a "fair value" (the "right of appraisal"). If a vote were required to approve the sale of the Cement Kaolin Mine (which the Company does not believe), rights of appraisal still would not be available to dissenting shareholders because of an exemption for Corporations like Nova whose common stock is owned by more than 2,000 shareholders.

Notwithstanding the absence of a required vote and presence of an exemption from rights of appraisal provided by the Act, the Company has decided to offer to purchase all of the shares of Common Stock of any shareholder who does not vote in favor of the Cement Kaolin Mine sale and properly asserts his right of appraisal. Management believes that the conjunction of its Cement Kaolin Mine sale and its sale of oil and gas overriding royalty interests and purchase of the stock of Thomas F. Kane (as described below) represent material events which might prompt a shareholder to sell his Common Stock if an adequate market for that Stock existed. The Company also recognizes that the absence of an active trading market impedes such a sale. As such, management wishes to afford shareholders who disagree with these decisions or with the directors' decision to continue operation of the Company the ability to sell their Common Stock at a price which management believes is the appropriate market price.

Any shareholder of the Company who wishes to assert his or her right as a dissenter must strictly comply with the procedures set forth in the Act and detailed in Attachment 2. Rights of appraisal may be asserted as to all, and not less than all, of a dissenter's shares of stock. Any shareholder who wishes to dissent from the vote approving the sale of the Cement Kaolin Mine must file a notice of his or her intention to dissent with the Company prior to the Annual Meeting and not vote his or her shares in favor of the resolution approving the sale. If the sale is approved by the Company's shareholders, no later than ten (10) days after the effective date of the corporate action creating the rights of appraisal, the Company will send a notice to each shareholder who has timely sent his or her election to assert rights of appraisal a notice which will state that the corporation action was authorized; the effective date of the corporation action; an address at which the Company will receive payment demands; the place where certificates for shares being sold must be deposited; supply a form for demanding payment; set the date by which the Company must receive the payment demand and certificates for the pertinent shares (which shall not be less than 30 days after the date of the notice); and provide other pertinent information.

Any shareholder who fails to timely and properly demand payment and deposit his or her stock certificates will lose these rights of appraisal. Upon effective date of the sale of the Mine or receipt of a payment demand, whichever is later, the Company will pay each dissenter who complied with all prerequisites for payment the fair value of the dissenter's shares, plus interest from the date of the Shareholders' vote at a rate determined by statute. The remittance will be accompanied by the Company's balance sheet at the end of its most recent fiscal year and statement of income for its last fiscal year, together with the latest available interim financial statements, a statement of the Company's estimate of the fair value of the dissenter's shares and a notice of the dissenter's right to demand supplemental payment.

"Fair Value" is defined by the Act as "the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, including any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable." Fair value imports a broader approach to valuation than "fair market value". The most important factors are market value, investment or earnings value and net asset value. For public companies, like Nova, great weight is given to the stock's market price. Where the stock is thinly traded, courts also consider several other elements including book value, liquidity value, net asset value and capitalized earnings value. The Company intends to use the bid price for its stock as the fair value. The most recent bid price is $.05 per share in February, 1997. Management believes that this price is higher than any value determined under any other valuation theory. The Company purchased all the common stock of one of its directors and a principal shareholder at $.03 per share, less than the bid price of that stock at the time. See "Purchase of Kane Stock."

Any dissenting shareholder who disagrees with the fair value determined by the Company, or the Company's calculation of interest, will have 30 days after the date of mailing of the Company's remittance to mail to the Company his or her own estimate of the value of the shares and demand payment of any deficiency. Any dissenter who fails to timely make such a demand will be entitled to not more than the fair value remitted by the Company. If the dissenting shareholder and the Company cannot agree upon the fair value of the dissenter's shares, the dispute must be settled by a court in an action commenced within sixty (60) days after the Company receives the dissenter's demand for payment of a claimed deficiency. That action must be filed in the District Court for the City and County of Denver, Colorado.

If the Company fails to initiate such an action to determine fair value, each dissenting shareholder must bring his or her own lawsuit to determine that value. The court in an appraisal proceeding commenced will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess the costs against the Company; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under the Act. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against the Company and in favor of any dissenters if the court finds the corporation did not substantially comply with the notice and payment requirements of the Act or against either the Company or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by the Act. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

TAX TREATMENT OF GAIN ON SALE

     The Company has net operating loss carryforwards at September 30, 1996 for federal income tax reporting purposes of approximately $7,420,000. The Company also has an alternative minimum tax net operating loss of approximately $8,760,000. Approximately $1,840,000 of these tax operating losses will expire during the tax year ending September 30, 1997, with the balance expiring over the period ending in the year 2011. The sale will result in a taxable gain of approximately $27,000 per year through fiscal 2002, all of which will be offset by these federal operating loss carryforwards.


1995 Mineral Property Abandonments

In fiscal 1995, the Company wrote down the value of three of its mineral properties. These were its Nome, Alaska gold properties, which were carried on the Company's books at $244,136, its Querida gold properties in Custer County, Colorado, which were carried on the Company's books at $63,318, and the Cave Creek gold exploration prospect, in which the Company had a $1,745 investment. The aggregate amount of the writedown was $309,199.

The Company's Nome properties consist of 21,411 acres of State of Alaska mining leases offshore Nome (the "Nome Prospect"). The Company acquired these leases in 1984, and transferred all of its rights in the properties to Inspiration Gold, Inc.("Inspiration") in May 1985. Inspiration later transferred that interest to a company affiliated with Inspiration, Western Gold Exploration and Mining Company, Limited Partnership ("WestGold"). Neither of these entities were affiliated with the Company. The Company retained a 10-17% net profits royalty.

During five seasons of dredging on the Nome Prospect, WestGold recovered approximately 121,000 ounces of gold, but due to a very high level of operating costs (the world's largest mining dredge was used -- which proved to be ill-suited to this application) WestGold was unable to mine the properties profitably, and the Company received no income pursuant to its net profits royalty interest.

In September, 1990, WestGold terminated operations and returned the properties to Nova. The Company received a substantial portion of exploration data gathered by WestGold and prior operators of the property, including drilling results from approximately 3,500 drillholes. Using this and other geologic data developed by its staff, Nova attempted to sell or joint venture the properties with an industry partner. Although serious negotiations were conducted with three different entities over a period of several years, the Company was unsuccessful in entering into an arrangement which would recover the Company's historical costs in these properties. Accordingly, the Company felt that due to the uncertainty of recovery of these costs, for accounting purposes, Nova's investment in these properties should be written off. However, the Company continued its efforts to put the properties into production, and in 1996, formed NovaChek Limited Liability Company to attempt to establish commercial production on a portion of the properties. These efforts proved unsuccessful in 1996 due to delays in completion of construction of the necessary mining equipment. It is anticipated that mining operations will be initiated by NovaChek on the properties for the 1997 season.

The Company owns a 42.2% to 45% interest in a gold prospect in Custer County, Colorado, known as the Querida Prospect. Most of the balance of the interest is held by Querida Corporation, an entity controlled by the McDonald Trust. Over a period of years, the Company entered into various exploration arrangements with industry partners to explore these properties in an attempt to identify a commercial gold deposit on the properties. These arrangements involving drilling, geochemical analyses, and other exploration methods employed to evaluate the gold potential of the properties. None of these efforts were successful. In 1993, the Company commenced its own drilling program on the properties. The results of this program were inconclusive, and the Company determined that a partner should be sought to conduct further exploration. In 1995, due to the lack of certainty as to whether a partner might be found willing to enter into an exploration arrangement which would recover the Company's historical costs in this prospect, for accounting purposes, the Company wrote off its investment in the properties. Since that time, the Company has reduced its land position to reduce holding costs. It is intended to conduct a limited amount of exploratory work in 1997, with the goal of generating data which, if encouraging as to the potential of the properties, would be helpful in interesting an industry partner in financing further exploratory work on the properties.

The Cave Creek Prospect was evaluated for possible acquisition. Limited exploration activities were conducted on the properties, which did not indicate sufficient potential for gold to proceed with the acquisition, and the Company's investment in the prospect was written off.

1995 Gain on Sale of Assets

The Company purchased 40 railcars in 1993 to use in transporting kaolin clay to customers from its mine in Minnesota. Although the ownership of these cars was advantageous during the clay mining season, the Company was not able to lease the cars during the off season to other companies on a basis favorable enough to justify its continued capital investment in the cars. In February, 1995, in order to take advantage of a favorable market for this type of railcar, to increase working capital and reduce debt, the Company sold the railcars to the David J. Joseph Company, a non affiliated company. The cars had been depreciated on the Company's books to a value less than the sale price of the railcars, and accordingly, the Company recorded a gain on sale of assets of $58,663 in fiscal 1995, wholly represented by the excess of the sale price of the cars over the book value of the cars.

                   OTHER PERTINENT TRANSACTIONS

Although approval of the Company's shareholders was not required or sought for two other transactions which have been approved by the Company's directors and taken by the Company, the Company feels that information concerning those transactions is appropriate to the matters to be voted on at the Annual Meeting.

Sale of Oil and Gas Royalty Interests

On November 14, 1996, the Company sold at an auction conducted by The Oil & Gas Asset Clearinghouse in Houston, Texas several oil & gas producing assets and leasehold interests, primarily overriding royalty interests in producing oil & gas wells in the Wyoming Overthrust Belt. Proceeds from this sale, net of commissions and direct selling costs paid to the Clearinghouse, were $230,257. $150,000 of these proceeds was used to purchase stock from Thomas Kane, a director, as part of the settlement of the Company's disputes with Mr. Kane. The rest of the proceeds are being used as operating capital. The sale was effective as of November 1, 1996. The bulk of the interests were sold to a Denver, Colorado based firm not affiliated with the Company, which was the successful bidder among a group of bidders at the auction.

The majority of the value of the properties sold was related to a single producing well. If a production problem occurred at some point in the future with that well, the value of the Company's oil and gas reserves could have declined substantially (although there was no current indication of any problem). The sale was made to eliminate that risk, to generate cash to improve the Company's liquidity, and for re-investment of cash in the Company's business. The Company retains other oil and gas interests, and presently has no intention of withdrawing from this business. The Company and Robert McDonald, a Board member, are currently actively seeking industry participation in exploratory drilling on two prospects in Wyoming, in both of which the Company holds an undivided interest, with the REM Family Trust, of which Mr. McDonald is Trustee, holding the balance of the interest. No shareholder vote was required to approve this sale since the properties did not constitute substantially all of the Company's assets as provided in the Colorado Business Corporation Act.

Purchase of Kane Stock

During 1996, disputes arose between Thomas F. Kane, then a director, and the other directors of the Company concerning decisions by the other directors and the business operations of the Company. Mr. Kane asserted, inter alia, that the continued operation of the Company was not in the best interests of the owners of the Company's Preferred Stock who, if the Company were liquidated, would receive all of the proceeds in the liquidation after payment to the Company's creditors. Mr. Kane also asserted that continuation of the Company's business would cause the dissipation of assets which otherwise would be distributable to owners of the Company's Preferred Stock upon liquidation. Mr. Kane recommended and proposed that the Company be liquidated and threatened to commence litigation to force the liquidation and dissolution of the Company. The Company's other directors disagreed with Mr. Kane, determined to continue the Company as a going concern and determined to oppose any attempt to liquidate and dissolve the Company.

In resolution of these disputes, the Company, Mr. Kane and Brian Spillane, the Company's President and a director, entered into an Agreement (the "Kane Agreement"), dated February 5, 1997, for the purchase of all of Mr. Kane's Common and Preferred Stock. A copy of that Agreement is available upon written request to the Company. By terms of the Kane Agreement, the Company purchased from Mr. Kane 895,415 shares of his Preferred Stock and 510,342 shares of his Common Stock. All of the stock purchased by the Company was retired upon completion of the purchase. Mr. Spillane purchased from Mr. Kane the rest of his stock: 203,426 shares of Preferred Stock and 115,942 shares of Common Stock. Mr. Spillane paid $50,000 for the stock he purchased from Mr. Kane. The Company paid $150,000 and agreed to pay an amount equal to 12% of the net proceeds from the sale of the Cement Kaolin Mine less $13,992, as and when received by the Company. Alternatively, if the Cement Kaolin Mine is not sold on or before June 1, 1997, the Company agreed to pay to Mr. Kane a $.10 per ton royalty, as and when received by Nova, on sales of kaolin from the Mine up to an aggregate of $70,008. The Agreement among the Company, Mr. Spillane and Mr. Kane also contained certain releases of claims between and among the parties, and certain other representations.

Mr. Kane proposed that the Company purchase his stock for $400,000. Management felt this price was not justified, and if paid, would place too severe a financial burden on the Company. Mr. Kane threatened litigation, which would have destroyed the Company with no return to any shareholder. Prolonged negotiations resulted in an agreement to purchase Mr. Kane's stock for a downpayment of $200,000 ($150,000 of which was paid by the Company and $50,000 was paid by Mr. Spillane). The amount to be paid would be affected by the outcome of negotiations then underway for the sale of the Cement Kaolin Mine, since this affected the book value of the Company. In order to accommodate this uncertainty, it was agreed that there would be future payments by the Company of either a royalty on kaolin sales of $.10 per ton, as such tons are sold and paid for, or a percentage of the payments received from the sale of the mine. Mr. Kane felt this percentage should be as high as 20%, and management felt 10% was the correct figure. In the negotiations, it was agreed that this percentage would be 12%.
Once a price was determined for all of the stock held by Mr. Kane and his affiliated entities, it was determined that 466,395 common shares were controlled by a Trustee of an affiliated entity who refused to allow the sale of these shares. The withheld shares were valued by Nova management at $.03 per share, or a total of $13,992. Since the maximum amount which would have been received by Mr. Kane pursuant to 12% of the net proceeds of the sale of the Cement Kaolin Mine would be $84,000 (12% times $700,000) if all of the stock were purchased, the purchase price was reduced by $13,992. Accordingly, the maximum future amount to be paid to Mr. Kane is $70,008 ($84,000 minus $13,992). However, that amount will be reduced by 12% of expenses of the sale or not less than $65,808.

 The Colorado Business Corporation Act and the Company's Articles of Incorporation and Bylaws permitted the Company to purchase Mr. Kane's stock without approval of its shareholders so long as certain financial requirements were satisfied. In the opinion of management, these statutory requirements were met.


No Vote to Ratify Prior Transactions

The Company's shareholders are not being asked to ratify the Company's sale of oil and gas properties or purchase of the Kane Stock, and a vote approving the Cement Kaolin Mine sale is not a vote to approve or ratify either or both of those other transactions. However, the Company might assert in an action filed by a shareholder to challenge the sale of the oil and gas properties and/or the Kane settlement that pertinent statute of limitations commence no later than receipt of these proxy materials and that a shareholder's failure to assert dissenters' rights bars such an action.

       ITEM 7.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                  Independent Auditor's Report



The Board of Directors and Stockholders
Nova Natural Resources Corporation:


We have audited the accompanying balance sheets of Nova Natural Resources Corporation as of September 30, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nova Natural Resources Corporation as of September 30, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 2 to the financial statements, the Company has suffered recurring losses and cash flow deficits from operations which, along with other factors described in Note 2, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                             KPMG Peat Marwick LLP

Denver, Colorado
November 27, 1996

               NOVA NATURAL RESOURCES CORPORATION

          BALANCE SHEETS -- SEPTEMBER 30, 1996 AND 1995



ASSETS                                    1996            1995
Current Assets:
  Cash                                $    79,827    $   70,820
  Accounts receivable:
    Kaolin operations                     376,392       251,794
    Oil and gas operations                 24,867        12,132
    Other                                  31,273         4,101

  Prepaid expenses                          3,941         1,500

    Total current assets                  516,300       340,347

Mineral property interests, net
    of accumulated depreciation and
    depletion of $88,767 and $67,147
    in 1996 and 1995, respectively
    (note 2)                              543,038       562,721

Oil and gas properties (using
    the full cost method of
    accounting), net of accum-
    ulated depletion, depreciation
    & amortization, and valuation
    allowances of $5,896,408 and
    $5,836,300 in 1996 and 1995,
    respectively (Notes 3 and 11)         260,014       339,578

Furniture and technical equipment net
    of accumulated depreciation
    of $131,953 and $126,750 in
    1996 and 1995, respectively            38,851        41,634


Investment in and advances to
    NovaChek Limited
    Liability Company (note 4)            136,717            --

Deposits                                   51,000        71,411


        Total                         $ 1,545,920    $ 1,355,691

               NOVA NATURAL RESOURCES CORPORATION
     BALANCE SHEETS (CONTINUED) -- SEPTEMBER 30, 1996 AND 1995


LIABILITIES AND
STOCKHOLDERS' EQUITY                       1996           1995

Current liabilities:
  Accounts payable                    $   282,087    $   220,289
  Accrued liabilities                      35,576         13,472

     Total current liabilities            317,663        233,761

Convertible debentures (note 5)           250,000             --


     Total liabilities                    567,663        233,761

Stockholders' equity   (note 7):
  Convertible preferred stock, $1.00
    par value and liquidation
    preference; 5,000,000 shares
    authorized; 2,687,682 shares
    issued and outstanding              2,687,682      2,687,682
  Common stock, $.10 par value;
    50,000,000 shares authorized;
    6,496,188 shares
    issued and outstanding                649,619        649,619
  Additional paid-in capital            6,454,296      6,454,296
  Accumulated deficit                  (8,813,340)    (8,669,667)

     Total Stockholders' equity           978,257      1,121,930

Commitments and contingencies
  (note 9)

                                      $ 1,545,920    $ 1,355,691


         See accompanying notes to financial statements.

                 NOVA NATURAL RESOURCES CORPORATION
                     STATEMENTS OF OPERATIONS

                                         Years Ended September 30,

                                         1996             1995

Revenue:
  Mineral sales                      $ 1,291,131      $ 1,486,287
  Oil and gas sales                      217,807          186,553

                                       1,508,938        1,672,840

Costs and expenses:
  Mining costs, including
   transportation and royalties        1,049,387        1,259,307
  Oil and gas lease operating,
   including production taxes            106,952           92,865
  Depletion, depreciation, and
   amortization                           86,931           87,319
  Mineral property abandonments            7,032          309,199
  General and administrative             385,593          426,323

                                       1,635,895        2,175,013

     Operating loss                     (126,957)        (502,173)

Other income (expenses):
  Share of losses of NovaChek
   Limited Liability Company             (11,437)              --
  Interest income                         11,587           13,081
  Interest expense                       (17,691)         (12,540)
  Gain on sale of assets                      --           58,663
  Other                                      825           21,253

                                         (16,716)          80,457

     Net loss                        $  (143,673)        (421,716)

Loss per share                              (.02)            (.07)

Weighted average common shares
  outstanding                          6,496,188        6,323,971

     See accompanying notes to financial statements

                              NOVA NATURAL RESOURCES CORPORATION
                              STATEMENTS OF STOCKHOLDERS' EQUITY
                            YEARS ENDED SEPTEMBER 30, 1996 AND 1995


                                 Shares of
                                convertible    Amount
                                 preferred   Convertible    Shares of      Amount
                                  stock       preferred    common stock    Common
                                 issued         stock         issued        stock

Balance, September 30, 1994     2,687,682   $ 2,687,682     6,323,971   $
632,397

  Contribution of stock to
    Employee Stock Ownership
    Plan                               --            --       172,217
17,222
    Net loss                           --            --            --
--

Balance, September 30, 1995     2,687,682     2,687,682     6,496,188
649,619

  Net loss                             --            --            --           --

Balance, September 30, 1996     2,687,682   $ 2,687,682     6,496,188    $ 649,619

                      See accompanying notes to financial statements.

                           NOVA NATURAL RESOURCES CORPORATION
                      STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)
                         YEARS ENDED SEPTEMBER 30, 1996 AND 1995


                                   Additional                     Total
                                   paid-in      Accumulated    stockholders'
                                    capita         deficit        equity

Balance, September 30, 1994       $6,458,602     $(8,247,951)  1,530,730

  Contribution of stock to
    Employee Stock Ownership
    Plan                              (4,306)             --      12,916
  Net loss                                --        (421,716)   (421,716)

Balance, September 30, 1995        6,454,296      (8,669,667)  1,121,930

  Net loss                                --        (143,673)   (143,673)
Balance, September 30, 1996       $6,454,296     $(8,813,340)    978,257

                     See accompanying notes to financial statements.

                              NOVA NATURAL RESOURCES CORPORATION
                                   STATEMENTS OF CASH FLOWS

                                                                 Years Ended September 30,

                                                                  1996               1995
Cash flows from operating activities:
  Net loss                                                    $  (143,673)       $  (421,716)
  Adjustments to reconcile net loss to net cash
    used by operating activities:
    Depletion, depreciation and amortization                       86,931             87,319
    Mineral property abandonments                                   7,032            309,199
    Gain on sale of assets                                             --            (58,663)
    Share of losses of NovaChek Limited Liability Company          11,437                 --
    Convertible debentures issued for services, charged
      to general and administrative expense                        31,250                 --
    Contribution of stock to employee stock ownership plan             --              12,916
  Change in operating assets and liabilities:
    Decrease (increase) in accounts receivable                   (164,505)            166,269
    Increase in prepaid expenses                                   (2,441)                 --
    Decrease in deposits                                           20,411              31,309
    Increase (decrease) in accounts payable                        61,798            (308,279)
    Increase (decrease) in accrued and other liabilities           22,104             (17,220)

        Net cash used by operating activities                     (69,656)           (198,866)

Cash flows from investing activities:
  Proceeds from sale of assets                                     25,215             500,000
  Investment in and advances to NovaChek Limited
    Liability Company                                            (148,154)                 --
  Capital expenditures - mineral properties                        (8,969)            (38,040)
  Capital expenditures - oil and gas properties                    (5,759)             (8,316)
  Capital expenditures - office and technical equipment            (2,420)            (42,669)

        Net cash provided (used) by investing activities         (140,087)            410,975

Cash flows from financing activities:
  Principal payments on notes payable                                   0           (272,072)
  Proceeds from notes payable                                     218,750

          Net cash provided (used) by financing activities        218,750           (272,072)

          Increase (decrease) in cash and cash equivalents          9,007            (59,963)

Cash, beginning of year                                            70,820            130,783

Cash, end of year                                             $    79,827        $    70,820

Supplemental cash flow information-cash paid for interest     $    16,292        $    12,785

                        See accompanying notes to financial statements.


               NOVA NATURAL RESOURCES CORPORATION
                  NOTES TO FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1996 AND 1995


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Nova Natural Resources Corporation (the Company), has focused on marketing and selling kaolin clay from its Minnesota kaolin mine, exploring for paper grade kaolin on leases elsewhere in Minnesota, seeking partners for exploration and development of gold on its properties in Alaska and Colorado and seeking partners for exploratory drilling on two oil and gas prospects in Wyoming. During the past fiscal year, the Company organized, invested in and co-manages a limited liability company to develop and mine a portion of its offshore Nome, Alaska leases to recover precious metals. The Company does not operate any of its interests in oil and gas wells, which are principally located in the western United States.

Accounting Estimates

Preparation of financial statements in conformity with generally accepted accounting principles requires that management make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date as well as the reported amounts of revenues and expenses during the reporting period. The actual results could differ significantly from those estimates.

Investment in NovaChek Limited Liability Company

The Company owns an interest in NovaChek Limited Liability Company (NovaChek) which is accounted for by the equity method. Under the equity method, the investment has been recorded at cost and is subsequently adjusted to recognize the Company's share of the income or losses of NovaChek. Dividends or other distributions are recorded as a reduction of the investment. Recognition of losses is limited to the extent of the Company's investment in, advances to, commitments and guarantees, if any, relating to NovaChek.

Mineral Property Interests

Exploration expenditures are charged to operations in the period incurred except for expenditures on specified properties having indicated the presence of a mineral resource with the potential of being developed into a mine, in which case the expenditures are capitalized.

Mine development costs incurred to expand the capacity of operating mines, to develop new ore bodies or to develop mine areas substantially in advance of current production are capitalized and charged to operations on a units-of-production method based upon the estimated recoverable reserves of the related deposit. Reclamation takes place concurrently with production and such costs are expensed as mining costs in the period incurred.

The Company periodically reviews the carrying value of its properties by comparing the net book value with the estimated undiscounted future cash flow from the property, which is generally based upon estimated recoverable reserves utilizing current market prices and costs. If the net book value exceeds the undiscounted future cash flow, the Company records an impairment. Changes in the significant estimates and assumptions underlying future cash flow estimates may have a material effect on the future carrying value of assets and operating results.

In fiscal 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the
Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (FAS 121). The adoption of the provisions of FAS 121 had no impact on the Company's financial statements.

Oil and Gas Properties

The Company follows the "full cost" method of accounting for its oil and gas properties, in accordance with rules promulgated by the Securities and Exchange Commission (the SEC). All of the Company's properties are located within the continental United States. All costs associated with property acquisition, exploration, and development activities are capitalized in one cost center (the full cost pool), including costs of unsuccessful exploration. No gains or losses are recognized on the sale or abandonment of oil and gas properties unless the transaction involves the sale of significant reserves.

Capitalized costs less related accumulated amortization may not exceed the sum of (1) the present value of future net revenue from estimated production of proved oil and gas reserves, calculated using current prices; plus (2) the cost of properties not being amortized, if any; plus (3) the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any; less (4) income tax effects related to differences in the book and tax basis of oil and gas properties.

Amortization of the full cost pool is computed using the units-of-production method based on proved reserves as determined annually by the Company and independent petroleum engineers. The provision for depletion, depreciation, and amortization on a per equivalent barrel basis during fiscal years 1996 and 1995 was $3.83 and $4.17, respectively.

Furniture and Technical Equipment

Furniture and technical equipment are stated at cost and are depreciated using the straight-line method over estimated useful lives ranging from three to eight years.

Income Taxes

The Company utilizes an asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities using enacted tax rates expected to apply in the years in which such temporary differences are expected to be recovered or settled. A valuation allowance is established for tax assets not expected to be realized. Changes in tax rates are recognized in the period of the enactment date.

Loss Per Share

Loss per share is computed by dividing net loss attributable to common stock by the weighted average number of common shares outstanding during each period. Common share equivalents including convertible preferred stock and stock options were not included in the computation as their effect was anti-dilutive for 1996 and 1995. A fully diluted per share calculation considering stock which would be issued if the Company's convertible debentures were converted into common stock is not presented as it is anti-dilutive.

Reclassifications

Certain prior year amounts have been reclassified to conform with the 1996 presentation.


(2)  UNCERTAINTY OF FUTURE OPERATIONS

The financial statements have been prepared assuming that the Company will continue as a going concern. Certain factors, discussed below, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company has suffered recurring losses and cash flow deficits from operations. At September 30, 1996, the Company has an accumulated deficit of $8,813,340. In addition, management estimates the Company's equity affiliate, NovaChek, will require approximately $150,000 during fiscal year 1997 in order to commence operations (see note 4). In order to resolve a shareholder dispute, the Company is considering various alternatives, including the repurchase of shares held by a certain stockholder.(see note 7)

The Company's liquidity is not sufficient to fund future operating losses, if any, and the aforementioned investing and financing commitments. In order to improve liquidity, the Company has sold or is considering the sale of substantially all of its operating assets. On November 14, 1996, the Company sold several of its overriding royalty interests in producing oil and gas wells for net proceeds of approximately $230,000. In addition, the Company is considering the sale of its cement grade kaolin mining operations.

The future viability of the Company is dependent on the ultimate resolution of the matters discussed above and the profitable operation of NovaChek, which are not presently determinable.
(3)   SALE OF OIL AND GAS INTERESTS

On November 14, 1996, the Company sold several oil and gas producing assets and leasehold interests, primarily overriding royalty interests in producing oil and gas wells in the Wyoming Overthrust Belt (an estimated 6,976 BBLS of oil and an estimated 282,127 MCF of gas), effective as of November 1, 1996. Proceeds from this sale, net commissions and direct selling costs, were $230,257.

(4)   INVESTMENT IN NOVACHEK

On April 1, 1996 the Company organized NovaChek to recover precious metals from off-shore mining leases located near Nome, Alaska, utilizing a dredging operation.

The Company contributed mineral leasehold interests and $118,750 in cash for a 42% voting interest in NovaChek. An additional 4.125% interest in NovaChek is held by affiliates of the Company.
NovaChek is managed by the Company and Chek Technologies and Exploration, LLC (Chek) which owns a 38.75% interest in NovaChek. The Company is entitled to receive an annual management fee of $65,000 from NovaChek. To date, no management fee has been collected or recorded by the Company.

A number of significant decisions require the approval of both the Company and Chek. Such decisions include, but are not limited to, certain borrowings, capital expenditures and asset disposals.

NovaChek has not commenced dredging operations on a commercial basis, Company management estimates NovaChek will require approximately $150,000 during fiscal 1997 to become operational, and there is no assurance that the dredge can be operated economically. Accordingly, the Company's ability to recover its investment in NovaChek is dependent upon the results of future development, including obtaining financing for such development. The availability of financing and the results of such future development are not presently determinable. Accordingly, the financial statements do not include any adjustments relating to the recoverability of the Company's investment such costs that might result from the outcome of these uncertainties.

In accordance with the NovaChek operating agreement, the first $150,000 in distributions will be allocated to investors other than the Company and Chek based upon their relative voting percentages. The next $150,000 in distributions will be made to the Company.
The Company, Chek and remaining investors will receive 30%, 20% and 50%, respectively, of the next $400,000 in distributions, and 35%, 30% and 35%, respectively, of the following $428,575 in distributions. After these initial preferential distributions are made, all subsequent distributions will be allocated based on voting percentages.


The condensed balance sheet and statement of operations of NovaChek at September 30, 1996 and for the period from April 1, 1996
(inception) through September 30, 1996 are presented below.

                     BALANCE SHEET OF NOVACHEK

    Cash and other assets                  $   5,908
    Mineral property interests                45,000
    Mining and related equipment, net        284,566

    Total assets                           $ 335,474

    Accounts payable                       $  29,404
    Short-term notes payable                  33,300
    Stockholders' equity                     272,770

   Total liabilities and stockholders'
     equity                                $ 335,474

              STATEMENT OF OPERATIONS OF NOVACHEK

    Operating expenses                     $ (27,648)
    Other income                                 418

    Net Loss                               $ (27,230)

(5)   CONVERTIBLE DEBENTURES

On April 1, 1996, the Company issued $250,000 of convertible debentures. These debentures provide for interest payments at an annual rate of 10%, payable semi-annually, and are due on April 1, 2001, but are redeemable in common stock by the Company after March 31, 1998. The debentures are convertible into the Company's common stock at the rate of one share of stock for each $0.15 of principal, which would result in the issuance of 1,666,667 common shares if so converted. In June 1996, holders of $175,000 of the debentures, of which $40,625 of debentures are held by affiliates, agreed that the Company could redeem such debentures after September 1, 1996, provided that such early redemption is effected at $0.10 per common share and the payment of six months advance interest. No such early redemption has been made to date.

The Company issued $31,250 of the convertible debentures to Chek in exchange for services that Chek performed for NovaChek, on behalf of the Company. This amount was charged to general and administrative expense.

(6)   INCOME TAXES

The components of the net deferred tax asset and liabilities at September 30, 1996 and 1995 are as follows:

                                             1996                 1995
Deferred tax assets:
  Net operating loss carryforward        $ 2,766,438          $ 3,392,118

Less valuation allowance                  (2,585,379)          (3,169,939)

      Net deferred tax asset                 181,059              222,179

Deferred tax liabilities-
  Depletion, depreciation, amortization,
  and valuation allowance for income tax
  purposes in excess of amounts for
  financial statement purposes              (181,059)            (222,179)


      Net deferred tax asset            $        --         $        --


The Company has net operating loss carryforwards at September 30, 1996 for federal income tax reporting purposes of approximately $7,420,000. The Company also has an alternative minimum tax net operating loss of approximately $8,760,000. Approximately $1,840,000 of these tax operating losses will expire during the tax year ending September 30, 1997, with the balance expiring over the period ending in the year 2011.

(7)   STOCKHOLDERS' EQUITY

Preferred Stock

The Company's preferred stock outstanding is convertible into 5,375,364 shares of common stock. The preferred shares contain
2-for-1 voting rights, have a $1.00 liquidation preference and have no stated dividend rate.

Stock Option Plans

The Board of Directors have approved two stock option plans for the benefit of Company employees and key personnel. The first plan is the Nova Natural Resources Corporation 1989 Nonqualified Stock Option Plan (the "Nonqualified Plan") and the second plan is the Nova Natural Resources Corporation 1989 Incentive Stock Option Plan, a qualified plan (the "Incentive Plan"). Both plans include terms whereby participants are issued options to purchase shares of the Company's common stock at the market price at the time of grant. The options are exercisable at the date of grant and expire five years after the date of grant.

Options granted to employees under both plans who subsequently terminate employment with the Company are canceled if not exercised within three months after termination of employment.


A total of 2,000,000 shares have been reserved for issue under the two plans. Data at September 30, 1996 and 1995 concerning these two plans is as follows:

                       Nonqualified Plan
                                   Shares under       Option price
                                      option              range

Outstanding and exercisable at
  September 30, 1994                645,000       $ 0.0625 - 0.18
Canceled during year                (25,000)                 0.18

Outstanding and exercisable at
  September 30, 1995                620,000         0.0625 - 0.105
Canceled during year                (20,000)                 0.0625

Outstanding and exercisable at
  September 30, 1996                600,000       $          0.105

                       Incentive Plan

                                   Shares under        Option price
                                      option               range

Outstanding and exercisable at
  September 30, 1994 and 1995       820,000       $ 0.09375 - 0.105
Granted during 1996                  50,000                    0.05
Canceled during 1996               (220,000)        0.09375 - 0.105

Outstanding and exercisable at
  September 30, 1996                650,000       $ 0.05    - 0.105


Stock Ownership Plan

The Company has also established the "Nova Natural Resources Corporation Employee Stock Ownership Plan" (the ESOP Plan) for all employees. The ESOP Plan provides for contributions of Company stock to a trust in an amount determined by the Board of Directors. The Company's contributions to the Plan during the year ended September 30, 1995 amounted to 172,217 shares of common stock with an aggregate value of $12,916. No contribution was made in 1996.

(8)   RELATED PARTY TRANSACTIONS

The Company owns interests in various producing and nonproducing mineral properties with the REM Family Trust ("the Trust"), a trust in which the Chairman of the Company is the trustee. The Trust also holds a royalty interest on the Company's cement grade kaolin property. Royalty expense, under this agreement, was $11,662 and $14,355 in 1996 and 1995, respectively. The Company and the Trust jointly own, through various agreements, an interest in a gold prospect in southern Colorado.

Five directors of the Company and one officer purchased $46,875 of the Company's debentures and a 4.125% interest in NovaChek during 1996.

(9)  COMMITMENTS AND CONTINGENCY

Shareholder Disputes

Disputes have arisen between Thomas Kane, one of the Company's directors and a principal shareholder, over the Company's continuing operations and their impact on Mr. Kane's ownership of shares of the Company's convertible preferred and common stock.
Mr. Kane has expressed his belief that the Company is not viable as a going concern and should be liquidated. Mr. Kane has asserted that continued operations would expend resources and waste assets which would otherwise be distributed to him and to the other two holders of convertible preferred stock upon the Company's liquidation. Mr. Kane has threatened to seek court intervention to preserve assets of the Company for liquidation. Management of the Company disagrees with Mr. Kane's allegations and does not plan to liquidate. In order to resolve this dispute, the Company is considering various alternatives, including the repurchase of shares held by Mr. Kane. However, resolution of this matter is not presently determinable. Accordingly, the financial statements do not include any adjustments that might result from the resolution of this matter.

Rail Transportation Contract

The Company is obligated under the terms of a contract with one of its rail transportation suppliers to move at least 300 railcars during 1997. If the Company does not move at least 300 railcars, a $120 per railcar penalty for each car less than 300 railcars will be assessed. Since the Company currently has a contract through 1997 with its kaolin purchaser to purchase kaolin requiring in excess of 300 railcars, it does not anticipate incurring any penalties.

Leases

Future minimum rental payments for office facilities under the remaining terms of noncancelable leases are $19,805 and $17,806, $18,564 and $7,841 for the fiscal years ending September 30, 1997, 1998, 1999 and 2000, respectively.

Net rental payments charged to expense amounted to $27,194 in 1996 and $20,183 in 1995.

(10)  SEGMENT INFORMATION

The Company operates entirely in the United States and principally in two industries, oil and gas and mining. Information about the Company's operations in these industries for the years ended
September 30, 1996 and 1995 is as follows:

                                                       Year ended September 30, 1996

                                               Oil and Gas         Mining        Consolidated
Operating revenue                              $   217,807      $ 1,291,131      $ 1,508,938

Operating expenses                                 152,436        1,226,985        1,379,421
Depreciation, depletion and amortization            60,108           21,620           81,728

      Total operating expenses                     212,544        1,248,605        1,461,149
      Income from operations                         5,263           42,526           47,789

General corporate expenses (net of
  other income and expenses)                                                        (162,334)
Share of losses of NovaChek Limited
  Liability Company                                                                  (11,437)
Interest expense                                                                     (17,691)

      Net loss                                                                   $  (143,673)

Identifiable assets at September 30, 1996      $   284,881      $  919,430      $  1,204,311
Corporate assets                                                                     341,609

      Total assets at September 30, 1996                                         $ 1,545,920

                                                   Year ended September 30, 1995

                                               Oil and Gas         Mining        Consolidated
Operating revenue                              $   186,553      $ 1,486,287      $ 1,672,840

Operating expenses                                 132,892        1,777,223        1,910,115
Depreciation, depletion and amortization            67,504           16,263           83,767

      Total operating expenses                     200,396        1,793,486        1,993,882

      Loss from operations                         (13,843)        (307,199)        (321,042)

General corporate expenses (net of
  other income and expenses)                                                         (88,134)
Interest expense                                                                     (12,540)

      Net loss                                                                   $  (421,716)

Identifiable assets at September 30, 1995      $   351,710      $   814,515        1,166,225
Corporate assets                                                                     189,466

      Total assets at September 30, 1995                                         $ 1,355,691

Income (loss) from operations is operating revenue less operating expenses, a portion of general and administrative expenses, and depreciation, depletion and amortization. Income (loss) from operations excludes general corporate expenses, share of losses of an equity investee, interest expense and interest income. Corporate assets primarily include cash, investment and advances in NovaChek, net furniture and technical equipment, and other assets.


(11)  SIGNIFICANT CUSTOMERS AND SUPPLEMENTARY INFORMATION ON OIL AND GAS
         OPERATIONS

For the years ended September 30, 1996 and 1995, the Company had one mineral customer that accounted for 85.6% and 63.1% of total revenue, respectively.

Information related to the Company's oil and gas operations is summarized as follows:

                                         1996             1995
Capitalized costs:
  Unproved properties                $   111,468          106,753
  Proved properties                    6,044,954        6,069,125

                                       6,156,422        6,175,878

  Accumulated depletion,
  depreciation, amortization
  and valuation allowances            (5,896,408)      (5,836,300)

                                     $   260,014          339,578


Costs incurred in oil and gas producing activities are as follows:

                                         1996             1995
Capitalized:
  Property acquisition costs         $     5,759            8,316

  Development costs                  $        --               --

Expenses - depletion, depreciation,
  and amortization                   $    60,108           67,504


Oil and Gas Reserve Information (Unaudited)

The following information presents the Company's estimate of its proved oil and gas reserves, all of which are located in the Continental United States. The Company emphasizes that reserve estimates are inherently imprecise and are expected to change as future information becomes available. The oil estimates
(BBLS) and the natural gas estimates (MCF) as of September 30, 1996 and 1995 have been prepared by an independent firm of petroleum engineers.


                                             1996                   1995

                                       (BBLS)     (MCF)       (BBLS)     (MCF)

Proved reserves:
  Beginning of year                    36,618    276,315      32,305    263,165
    Revisions of previous estimates     6,015    133,567      12,948     58,512
    Sales of reserves-in-place         (2,580)    (3,686)         --         --
    Production                         (7,675)   (48,160)     (8,635)   (45,362)

  End of year                          32,378    358,036      36,618    276,315

Proved developed reserves:
  Beginning of year                    36,618    276,315      32,305    263,165

  End of year                          32,378    358,036(a)   36,618    276,315


(a) See note 3 for information regarding the sale of approximately 6,976 barrels of oil and 282,127 MCF of gas on November 14, 1996.

Standardized Measure of Discounted Future Net Cash Flows and the
Changes Therein (Unaudited)

The following presentations contain no provision for estimated future income tax expenses due primarily to net operating loss carryforwards and tax credits. The standardized measure of discounted future net cash flows relating to proved oil and gas reserves at September 30, 1996 and 1995, is as follows:

                                                      1996            1995

Future cash in-flows                             $ 1,252,791     $   948,375
Future production costs                             (466,618)       (375,219)
Future development costs                              (5,000)         (5,000)

      Future net cash flows                          781,173         568,156

10% annual discount for estimated
  timing of cash flows                              (291,882)       (197,583)

      Standardized measure of discounted
        future net cash flows                    $   489,291     $   370,573

The following are the principal sources of change in the standardized measure of discounted future net cash flows during 1996 and 1995:
                                                     1996            1995
Standardized measure of discounted future
  net cash flows at beginning of year            $   370,573     $   310,294
Sales of oil and gas produced,
  net of production costs                           (110,855)        (93,688)
Sales of reserves-in-place                           (23,925)             --
Net changes in prices and production costs            73,751          12,065
Revisions of previous quantity estimates             153,066         103,710
Accretion of discount                                 19,758          17,940
Other                                                  6,923          20,252
    Standardized measures of discounted future
      net cash flows at end of year              $   489,291     $   370,573


The Company estimates net quantities of proved reserves of oil and gas and calculates the standardized measure of discounted future net cash flows using current prices in effect at the time estimates are made.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
OF SEPTEMBER 30, 1996

Liquidity and Capital Resources

The Company has suffered recurring losses and cash flow deficits from operations. At September 30, 1996, the Company has an accumulated deficit of $8,813,340. The Company's working capital increased as of September 30, 1996 to $198,637, compared to working capital of $106,586 as of September 30, 1995. Total assets increased to $1,545,920 as of September 30, 1996, as compared to $1,355,691 as of September 30, 1995. The increase in both working capital and total assets was attributable primarily to the issuance of convertible debentures during the year. The increase in total liabilities from $233,761 in 1995 to $567,663 in 1996 is also due to the issuance of convertible debentures during the year.
Although working capital increased during the year, there are uncertainties that may have a significant impact on the Company's liquidity and which raise substantial doubt about the Company's ability to continue as a going concern.

The Company's kaolin sales to its only customer reached a record level in 1996, and only minor rail transportation difficulties were encountered, which enabled the Company to generate higher levels of cash flow from kaolin sales for the 1996 season than had been achieved in 1995. However, the Company did not generate positive cash flow from operations in 1996. Cash used by operations during 1996 was approximately $70,000.

The Company's liquidity is primarily dependent upon its ability to obtain and retain customers for the purchase of its cement grade kaolin. The Company has been able to amend and extend its purchase contract with its purchaser through December 1997 for price and production requirements similar to fiscal 1996.

The Company is currently attempting to get commitments from the industry to drill two of the Company's exploratory prospects in Wyoming, one primarily an oil prospect, and the other a gas prospect. Dependent on its success in getting industry participation in the drilling of these two prospects, the Company will attempt to acquire other drillable prospects for its future exploration efforts.

In March 1996, the Company negotiated a six-month working capital loan from the family of one of its directors at an annual interest rate of 10% in the amount of $100,000 to make up for cash shortages caused by the timing of kaolin sales expenses and revenues. Typically, the cost of transporting kaolin is billed to the Company and must be paid in advance of the receipt of payment by the Company of kaolin sales proceeds, resulting in a cash shortfall during the early part of the season which is alleviated as the season progresses. This loan was repaid in full in September 1996 out of operating cash flow. Additionally, the Regulation D offering described in "Significant Developments During Fiscal 1996" was completed, and although this offering was primarily undertaken to fund the proposed mining operations at Nome, Alaska, a portion of the offering proceeds was dedicated to Nova's working capital.

Results of Operations

The Company realized a net loss of $143,673 for the year ended September 30, 1996. Oil and gas sales were higher, but mineral sales decreased. However, for the mining season as a whole -- which extends past the end of the fiscal year -- mineral sales were considerably improved from the previous fiscal year. The effect of those improved mineral sales levels will not be recorded until fiscal 1997. Mining costs decreased, tracking the lower level of sales, as did general and administrative costs, reflecting economies implemented in the Company's cost reduction program, and mineral property abandonments dropped to just over $7,000 from the previous year's $309,199, but these factors were insufficient to allow the Company to realize a profit. Contributing to the loss was a $11,437 loss from the Company's investment in NovaChek.

Due primarily to decreased mineral and oil and gas sales and a write-down of its Querida and Nome mineral properties, the Company realized a net loss of $421,716 for the year ended September 30, 1995.

Revenues

Mineral sales decreased $195,156 or 13% for the year ended September 30, 1996 as compared to 1995, although mineral sales for the full mining season -- which extends past the end of the fiscal year -- were substantially greater than in those for the 1995 mining season. The increased mineral sales for the season resulted from an increase in kaolin prices and an increase in tons of kaolin shipped. The Company had one customer for the 1996 mining season, as in 1995. The Company's ability to transport kaolin by rail improved considerably in 1996, and shipments were able to be spaced over the entire mining season, which matched customer needs on a more timely basis than in 1995.

Oil and gas sales increased $31,254 or 17% for the year ended September 30, 1996 as compared to the same period in 1995. This increase is attributable primarily to higher prices. Oil production declined 11% but oil prices increased 30%, which more than offset the production decline. Both production and the price of gas increased. These factors combined to generate the higher oil and gas sales. A comparison of production and prices in 1996 and 1995 is as follows:
                                     1996          1995
Sales Volume
 Oil (bbls)                         7,675         8,635
 Gas (MCF)                         48,160        45,362

Average Sales Price
  Oil (bbls)                        $19.96        $15.27
  Gas (MCF)                         $ 1.34        $ 0.98

The Company sold its railcars in fiscal 1995, realizing a one-time gain on the sale of $58,663.

Other revenue for the year ended September 30, 1995 consisted of revenue received from the rental of the railcars prior to their sale, $19,021, and grain sales, $2,232. Other revenue of $825 in 1996 was primarily realized from grain sales.
Expenses

Mining costs decreased $209,920 or 17% for the year ended September 30, 1996 as compared to 1995. This decrease was primarily due to lower kaolin shipments in the 1996 period. A further factor impacting mining costs was the payment of gravel royalties to a lessor. The Company collects royalties on the sale of gravel from land leased by the Company pursuant to an arrangement with a third party, which mines and sells the gravel. The Company retains a portion of such royalties and remits the major portion to the lessor. No gravel royalties were required to be paid during the previous fiscal year.

Lease operating expenses ("LOE"), including production taxes increased $14,087 or 15% for the year ended September 30, 1996 as compared to 1995 due to increased oil and gas sales coupled with higher costs in some of the Company's wells as these wells approach the end of their operating lifetime.

Depletion, depreciation and amortization ("DD&A") decreased $388 for the year ended September 30, 1996 as compared to 1995 due to reduced DD&A on oil and gas properties, consistent with the 11% decline in oil production.

General and administrative expenses decreased $40,730 or 10% for the year ended September 30, 1996 over the same period in 1995 due to lower payroll and related costs. The lower payroll costs reflect both a reduction in staff and a reduction in staff salaries.

Interest expense was incurred in 1995 on the debt incurred to purchase railroad rolling stock. This expense totaled $12,540 for the year ended September 30, 1995. This debt was retired upon the sale of the rolling stock in February, 1995. The interest expense of $17,691 in fiscal 1996 resulted from interest payments on a short-term working capital loan, since retired, and the $250,000 of convertible subordinated debentures issued in connection with the Regulation D offering described in "Significant Developments during Fiscal 1996".

Commitments

The lease on the Company's office space expires January 31, 1997. Remaining payments for the 4-month balance of the lease are estimated to total $9,764. The Company has signed a new three-year office lease in a different location effective February 1, 1997. The Company has leased approximately 1550 square feet of office space -- a reduction of 22% from its previous space -- at a cost of approximately $15,810 over the first year of the lease term. The Company is also obligated under the terms of the contract with one of its rail transportation suppliers to move at least 300 cars during the 1997 mining season. If the Company does not move at least 300 cars, a $120 per car penalty for each car less than 300 cars will be assessed. Since the Company currently has a contract through December 31, 1997, with its current kaolin purchaser to purchase kaolin in excess of 300 cars, it does not anticipate paying any penalties.

Impact of Inflation

Due to the Company's size and the uncertainties normal in its lines of business, the impact of inflation on the Company's operations is negligible.

New Accounting Standards

Statement of Financial Accounting Standards No. 123, Accounting for Stock--Based Compensation (FAS No. 123), is required to be adopted by the Company in the year ended September 30, 1997. Pursuant to the provisions of FAS No. 123, the Company will continue to account for transactions with its employees pursuant to Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Therefore, this statement is not expected to have a material effect on the Company's financial position or its results of operations when adopted.

Forward-Looking Statements

Management's discussion of anticipated future operations contains predictions and projections which may constitute forward looking statements. The Private Securities Litigation Reform Act of 1995, including provisions contained in Section 21E of the Securities & Exchange Act of 1934, provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include the following:

     (a) The Company may not be able to obtain the additional funding necessary to continue operations in its Nome gold prospect and/or the funds actually necessary to operate that project may be significantly greater than those anticipated by management.

     (b) Borax may determine not to pursue or to substantially delay pursuing the Company's paper-grade kaolin venture.

     (c) The Company may not be able to find industry partners for its oil and gas and mineral prospects.

     (d) Proceeds from the Company's sale of certain assets may be insufficient to purchase assets which produce income sufficient to satisfy the Company's working capital needs.

     (e) The Company may be unable to purchase, or to purchase at a profitable price, mineral assets which meet the Company's operational criteria.

         MANAGEMENT'S DISCUSSION OF RECENT AND PROPOSED
   ASSET SALES AND OF THE COMPANY'S INTENDED COURSE OF ACTION

No Intent to Liquidate

The Company's proposed sale of its cement-grade kaolin mine, in combination with its previous sale of significant oil and gas overriding royalty interests, is not intended by management to constitute a staged liquidation of the Company. Each transaction has an independent basis, and both are intended to reduce reliance on potentially risky assets while providing cash to develop other Company assets and obtain a greater diversity of producing properties. The sale of the Company's oil and gas overrides was undertaken primarily to obviate what management felt was an overconcentration of reserve value in a single well, caused by a re-work of that well which significantly increased daily production, and resulted in a commensurate increase in financial value. Management did not consider it prudent to continue to hold a significant portion of the value of its oil and gas reserves in a single well, and risk a negative impact on its assets if the benefits of the rework are not lasting.

The Company's sale of the cement-grade kaolin mine is intended to secure a guaranteed amount of cash flow over the next five years. Presently, the mine has a contract to sell kaolin only through the end of 1997, to Lehigh Portland Cement Company, its only customer. Management expects that Lehigh will offer to renew the contract but cannot anticipate the terms of that offer or whether such terms would permit the sale to be profitable. There are a number of uncertainties regarding the future of the mine, including, but not limited to, transportation difficulties, the present dependence on a single customer, and potential market pressures which could act to reduce margins on future kaolin sales. Management's goal is to build the assets of the Company, which will require the application of capital, and to obviate unpredictability of cash flow from the mine.

Consideration of Other Options for the Mine

Over the past three mining seasons, the Company has averaged $206,108 in operating income (before the application of administrative costs and corporate overhead) from its cement-grade kaolin operations. However, the Company's contract with Lehigh Portland Cement expires at December 31, 1997, and projected operating income from the mine in 1997 is considerably below the average of the past three years, due to increased costs of mining, royalties and transportation. The Company's continuing efforts to expand its customer base and obtain markets in a broader geographical area have not succeeded to date. The Company has recently bid on kaolin supply to a potential new customer in Nebraska. However, a supplier in Missouri seems able to supply this customer's needs with lower cost material in the short term. However, the ample reserves on the Company's properties and the Company's ability to supply kaolin with assurance over the long term may enable the Company to gain foothold in this potential market. Any such contract would not be as profitable as one with a purchaser located closer to the mine. Although the Company has not yet perfected a pelletized product, not determined with certainty the cost of such a product, management believes the value added by pelletizing, combined with cost savings in the handling and storage of the product, could open up additional markets.

Reasons for the Sale

Not withstanding these possibilities, it cannot be guaranteed that the Company's current contract will be renewed, nor can it be determined whether the pricing under a new contract will provide margins similar to those achieved in past years. Management is concerned that its sole customer cannot be replaced if lost. The Company believes that margins will be reduced in the future, due to the inability to pass along increased costs in a more competitive environment.

In addition, the Company is wholly dependent on rail service to remain competitive. In the opinion of Nova management, the rail line which serves the mine is in need of considerable rehabilitation, and while rail service during the 1996 season, which was a relatively dry year, was quite good, the rail line is very susceptible to the deleterious effects of weather, in particular wet spring conditions and seasonal rainfall, on its ability to operate reliably and efficiently. The operator of the rail line -- which purchased the line just two years ago -- has put the line up for sale, creating uncertainty as to the adequacy of maintenance should the sale not take place in the near future, as the owner desires, and uncertainty as to the future rate structure and maintenance program under a new owner. The Company believes the risks of disruption in rail service will increase in future years, unless a costly rehabilitation program is initiated. Such a program, while increasing the reliability of rail service, probably would increase rail costs as well. The rail line, particularly the eastern portion of the line, which is the portion primarily used by the Company, requires continual maintenance just to offset the effects of wet weather and the inadequate maintenance practices of past years. The railbed is deteriorating due to the effects of age and weather. The majority of the ties are old, and many are in need of replacement. The extremely harsh winter this year, followed by Spring floods, exacerbates the situation. An increase in the cost of rail service would reduce operating margins, though it is unlikely rail costs would increase sufficiently to render the mine uneconomic. If the rail line shut down, kaolin could be trucked to another rail shipping point, but the costs of trucking would reduce margins to a very low point, or possibly eliminate operating margins altogether, unless such increases could be passed along to the customer. Management believes it is unlikely the rail line would be shut down.

Need to Obtain More Profitable Properties

The major portion of the Company's cash flow over the past several years has been derived from kaolin sales. In operating the mine this year, the Company may be required to enter into short-term borrowing against receivables, as it did in 1996, to offset the effects of the timing of transportation expenses and the collection of customer receivables. Since the mine sale proceeds alone are expected to generate more cash flow over the next two years than would operation of the mine itself over that period of time, and since all of the payments to be received from the sale over the next five years are guaranteed, the sale will produce a source of predictable capital for use in the development of the Company's other assets.

Fairness of Sales Price

Management believes the consideration paid by NCA is fair and appropriate for the following reasons: 1) the Company's present contract expires at the end of 1997, and there is no assurance it will be renewed, or if so renewed, whether the price structure of the contract will prove margins similar to those achieved in the past; 2) there are substantial uncertainties as to the cost and availability of reliable rail service over the long term; 3) the cash flow provided by the sale over the next two years is expected to be greater than that which would be achieved were the present contract terms to extend over that period, and future payments are guaranteed, whereas cash flows from operation of the mine beyond the end of calendar year 1997 are not guaranteed; 4) the sale price is substantially greater than the price the Company offered to sell the mine for several years ago, in response to an unsolicited request for a price at which the Company would be willing to sell the mine, which price was rejected as too high by the potential purchaser; 5) the sales price was arrived at through arms-length negotiations with a sophisticated purchaser; and 6) while the Company believes its reserves for reclamation to be adequate under present law, the costs of reclamation and environmental remediation in future years is difficult to project due to the national trend for environmental legislation to place increasingly costly demands on the mining industry.

Application of Proceeds and Future Operations
The Company will use some of the proceeds from its asset sales for working capital. Management contemplates applying the majority of the proceeds to the development of new business and acquisition of new mineral properties, including (1) an attempt to identify and acquire on a reasonable basis a kaolin or other similar industrial minerals mine in a more favorable marketing area, where good transportation facilities and ready access to numerous markets provide a more favorable long-term environment in which to operate and (2) identification of potential acquisition candidates, ideally, small mineral companies or the mineral operations of larger companies which could provide immediate cash flow and the opportunity for future growth. The potential for liquidity afforded by free-trading stock and an interest in the Nova properties which offer the potential for significant development, not otherwise available to the stockholders of potential acquisition candidates, may facilitate Nova's ability to consummate such acquisitions.

While management intends to pursue both options, the Company's current projects in oil and gas exploration, paper-grade kaolin exploration, and gold exploration will continue to be aggressively pursued. The Company has two important oil and gas exploration properties which are ready for immediate drilling, on at least one of which it believes it can obtain an industry drilling commitment in 1997. Both are being extensively marketed to the industry. If either or both of these properties are drilled, and a commercial discovery is made, the Company will need capital to conduct development drilling. The mine sale proceeds would provide the Company with the option to internally finance this development, or to externally finance it on more favorable terms than would otherwise be possible. Without liquid capital produced from the asset sales, the Company's only option would be to further reduce its interest in what would then be a successful project, which would not be in its long-term best interests.

The Company's largest exploration project is its paper-grade kaolin exploration project in southwestern Minnesota, in partnership with U.S. Borax, Inc. Although the Company has no obligation to participate financially in this project, Nova has the right to propose its own program of exploration and to pay its share of that program. The Company is considering making such a proposal provided it can reasonably fund that effort if a cost/benefit analysis is favorable. Management believes that acceleration of the development of the Company's paper-grade kaolin assets may be wise since this prospect has more potential than any of the Company's other properties.

The Company holds 21,000 acres of State of Alaska leases offshore Nome, Alaska. A portion of this lease position has been dedicated to NovaChek Limited Liability Company, which was formed in 1996 to attempt to put the dedicated properties into production. Delays in construction of the dredge intended to be used to produce gold from the NovaChek properties resulted in a capital deficiency which, unless rectified, will prevent production operations from getting underway for the 1997 mining season. The Company may use a portion of the proceeds from asset sales, combined with capital from outside investors, to fund start-up operations on the NovaChek properties. In addition, the Company is negotiating with two other entities to place portions of the Company's properties not dedicated to NovaChek into production at no cost to the Company. Management believes that the potential for the development of cash flow from its Nome properties during the 1997 year, while not assured, is quite good, and management intends to work diligently toward achieving that goal.

Chek Technologies, which built the dredge and holds a 36% membership interest in NovaChek Limited Liability Company, has agreed to fund approximately $60,000 of the capital needed to initiate operations for the 1997 season. Chek is financing all of the modifications to the dredge, including fabrication and installation of the modified parts, and is funding working capital needed through approximately mid-June. Chek will receive an increased membership interest in NovaChek in return for providing this funding, on the same basis as that offered other investors.

Chek personnel have already begun operations in Nome to put the dredge and associated equipment in good order so that mining operations can be initiated in early June. While additional monies may be raised to provide contingency funds for working capital, the managers have determined that the funds required to initiate mining operations and carry the project through at least the end of June are approximately $100,000. Accordingly, the additional amount to be raised beyond Chek's commitment of $60,000 is $40,000. Nova and Chek will each reduce their membership interest approximately 7.33% so that NovaChek may issue that membership interest to investors to raise the required funds without diluting the membership interests of the original investors in NovaChek. Since Chek is providing approximately $60,000 of the needed funds, their interest will increase, on a net basis. The deadline for raising the approximately $40,000 is mid-June. While there is no assurance that these funds will be raised, the Company believes it is a reasonable assumption that the required funds will be obtained. An additional amount beyond $40,000 may be raised, if available, to provide an additional working capital "cushion", however, the managers believe that a total sum of $100,000 will be sufficient to determine the economic viability of the NovaChek project.

There is no assurance that NovaChek will be successful in establishing profitable operations. In the event NovaChek is not successful, the members shall decide, based on the facts at the time, whether to continue to attempt to establish profitable operations, to dissolve NovaChek, or to attempt to sell NovaChek's assets to an entity which would attempt to continue efforts to successfully mine the properties, possibly retaining a royalty for NovaChek. In the event NovaChek were dissolved, Nova would be required to write off its investment in NovaChek of $189,000 as of December 31, 1996, less whatever sums Nova could recover from it as both a creditor and as a member, of its share of the assets of NovaChek, which would be sold to the highest bidder.

Management has determined that no decrease in value of its investment in NovaChek has occurred as of September 30, 1996, December 31, 1996, and after December 31, 1996 since the barge and all of the equipment was moved to Nome in 1996, the construction of the barge was completed and the barge was operational at the end of the 1996 mining season. Operations were then terminated due to the onset of Winter. Following the end of the season, the barge and all of the associated equipment was stored for the Winter at Nome. Modifications (with a cost of less that $10,000 are being implemented to improve the operational capability of the barge, and the barge is being readied to initiate mining operations in early June, 1997. Although there can be no assurance of success, management has no reason to believe that these mining operations will not be successful. Sufficient funding has been obtained to conduct operations through mid-June, and while the provision of additional funding is not assured, management believes such funding will be obtained so that operations can be conducted at least through the end of June, by which time the project should be self-funding from gold production.

The general escalation in oil and gas prices which took place in 1996 has resulted in a resurgence in exploration activity in the Rocky Mountain region. As the Company frees up lease acquisition capital from its present prospects, it intends to acquire additional prospective acreage in selected areas where it believes it can put together drilling prospects.

The Company holds a 50% interest in 1,600 acres of State of Utah oil and gas leases in the Great Salt Lake. The other 50% is held by the McDonald Trust. The Company and the Trust have jointly been attempting to interest an industry partner in developing the heavy oil resources known to exist under these leases, which resources were estimated by Amoco Production Company to exceed 90 million barrels in place. Amoco estimated that 1% to 10% of the oil in place might be recoverable. However, Amoco abandoned its effort to put the leases into commercial production using the technology then available, and dropped the leases in 1989.

Neither the Company nor the Trust has the expertise or the financial ability to develop this heavy oil resource on its own.
In March, 1997, the Company and the Trust entered into an agreement with Roaring River Resources LLC ("Roaring River"), an unaffiliated third party, pursuant to which Roaring River was granted an option to acquire the leases and attempt to put them into production, using the improved technology now available. As is standard in the industry, the Company and the Trust will each retain a 1.5% overriding royalty if the option is exercised. Roaring River made a payment of $5,000 on April 16, 1997 to maintain the option, and a further payment of $20,000 must be made on or before July 15, 1997 to keep the option in effect. Roaring River has until September 8, 1997 to exercise the option. If the option is exercised, a final payment of $225,000 (of which the Company will
receive half) must be made.    Roaring River intends to attempt to
put the properties into production, perhaps as soon as within one year of completing the acquisition. At present, it cannot be determined whether the option will be exercised, nor can it be ascertained with certainty when, or if, the properties will be put into production.

The Company's ability to continue as a going concern will depend on its success in developing additional sources of cash flow. As discussed, the Company will attempt to acquire new cash-flowing assets in the industrial minerals segment, will evaluate potential acquisitions or mergers, and may acquire oil and gas production interests, using the capital derived from the sale of the cement-grade kaolin mine. If the Company's efforts to obtain industry drilling commitments on its oil and gas exploration properties are successful, and commercial production is established on at least one of these properties, the Company could realize cash flow which will exceed that of the properties which were sold, particularly as development proceeds. Sufficient funding has been obtained to initiate gold production efforts and maintain them through mid-June on the NovaChek properties, although some additional monies will be required for additional working capital for NovaChek. This will enable operations to continue through the end of June, at which point revenues from gold sales should enable the project to be self-funding. If commercial gold production can be established in the 1997 season, the Company should recover at least a portion of, and perhaps all, of the funds it has advanced to NovaChek, and cash flow from gold production will have been established.

There is no guarantee of success in any of these projects.
However, the Company's only hope of restoring financial viability is to continue to pursue the development of its properties by third parties at minimal cost to the Company and the acquisition of producing properties which will supply needed cash flow. The Company will generate more than sufficient cash over the twelve months ended December 31, 1997 to support its operations during that period, without any contribution of cash from the drilling arrangements on any of its oil and gas prospects or from NovaChek. However, without additional sources of cash flow, the Company will not generate sufficient cash from operations alone to offset the cost of operations. Proceeds from drilling arrangements on one or more of its oil and gas prospects -all of which call for front-end fees, and/or the establishment of commercial production on the NovaChek properties, neither of which is assured, would generate additional cash to be used to offset operating losses and fund the elements of the Company's business plan.
The asset sales undertaken by the Company have and will reduce operating risk, provide more assurance of near-term cash flow from those assets than would otherwise be the case, and increase the Company's capital in the near term. On a long-term basis, Management must employ the proceeds from these asset sales in the development of the Company's remaining assets and to acquire new assets in order to generate cash flow to support operations and to offset what would otherwise be the gradual liquidation of the assets sold were the proceeds of those sales used simply to fund operating losses. There can be no assurance that Management will be successful in this endeavor.


                NOVA NATURAL RESOURCES CORPORATION
                      SELECTED FINANCIAL DATA
                           1992 - 1996


                     1996       1995       1994       1993       1992

Net Sales         1,508,938  1,672,840  2,282,338  1,337,604  2,463,465

Income (Loss)
from operations    (143,673)  (421,716)  (123,117)  (186,169)    93,146

Income (Loss)
per common share
from operations        (.02)      (.07)      (.02)      (.03)       .02

Total Assets      1,545,920  1,355,691  2,362,062  2,319,505  2,122,381

Long-term
obligations         250,000          0    162,016    271,357          0

Cash Dividends            0          0          0          0          0

                      PART I. FINANCIAL INFORMATION

                    NOVA NATURAL RESOURCES CORPORATION
                    Condensed Balance Sheets (Note 1)

                                         March 31,     September 30,
                                           1997             1996
                                        (Unaudited)
ASSETS

Current assets:
  Cash                                  $    49,525       $   79,827
  Accounts receivable:
    Kaolin operations(Note 5)                     0          376,392
    Oil and gas operations(Note 2)           13,038           24,867
    Other                                     9,991           31,273
                                            _______          _______
         Total                               23,029          432,532

  Prepaid expenses                            3,248            3,941
                                            _______          _______
        Total current assets                 75,802          516,300


Mineral property interests, net of
  accumulated depreciation and
  depletion of 92,301 and 88,767(Note 6)    542,417          543,038

Oil and gas properties(using the full
  cost method of accounting), net of
  accumulated depletion, depreciation
  and amortization and valuation
  allowances of 5,909,210 and
  5,896,408(Note 2)                         104,223          260,014

Furniture and technical equipment net
  of accumulated depreciation of
  132,380 and 131,953                        38,852           38,851

Investment in and advances to NovaChek
  Limited Liability Company(Note 4)         195,149          136,717

Deposits                                     51,550           51,000
                                            _______          _______

                                        $ 1,007,993      $ 1,545,920
                                          =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY
                                             March 31,    September 30,
                                               1997          1996
                                            (unaudited)

Current liabilities:
   Accounts payable                       $    46,866     $  282,087
   Accrued liabilities                          2,083         35,576
                                              _______        _______

        Total current liabilities              48,949        317,663

Convertible debentures                        250,000        250,000
Note Payable(Note 3)                           66,408              0
  Discount on Note Payable(Note 3)            (20,154)             0
                                              _______        _______

        Total long term liabilities           296,254        250,000

        Total liabilities                     345,203        567,663
                                              _______        _______


Stockholders' equity:
   Convertible preferred stock, $1.00
   par value and liquidation preference;
   5,000,000 shares authorized; 2,687,682
   shares issued and outstanding in 1996,
   1,792,267 in 1997(Note 3)                1,792,267      2,687,682
   Common stock, $.10 par value;
   50,000,000 shares authorized;6,496,188
   shares issued and outstanding in 1996,
   5,985,846 in 1997(Note 3)                  598,585        649,619
   Additional paid-in capital(Note 3)       7,204,873      6,454,296
   Accumulated deficit                     (8,932,935)    (8,813,340)
                                           __________      __________

        Total stockholders' equity            662,790        978,257

Total Liabilities and Stockholders' Equity $1,007,993     $1,545,920
                                            =========      =========
        See accompanying notes to condensed financial statements.

                      NOVA NATURAL RESOURCES CORPORATION
                      Condensed Statements of Operations
                                  (Unaudited)

                               Three Months Ended           Six Months Ended
                             March 31,    March 31,     March 31,     March 31,
                                1997          1996          1997          1996
                             ________     ________      ________      ________
REVENUES:
  Mineral sales             $    1,913   $    19,583   $  193,469  $  162,091
  Oil and gas sales(Note 2)     36,106        58,366       77,722     103,004
                              ________      ________      _______     _______
                                38,019        77,949      271,191     265,095

EXPENSES:
  Mining costs, including
  transportation and royalties   4,788         6,119      159,355     101,033
  Oil and gas lease operating
    including production taxes  27,166        24,247       57,581      56,862
  Depletion, depreciation,
    and amortization             7,271        16,471       16,763      34,617
  Mineral property abandonments      0             0           60           0
  General and administrative   102,530       103,012      214,750     195,205

                               141,755       149,849      448,509     387,717
                               _______       _______      _______     _______

Operating loss             $  (103,736)  $   (71,900) $  (177,318)$  (122,622)
                              =========      ========     ========    =======

Other income(expenses):
  Share of losses of
  NovaChek LLC(Note 4)          (5,529)            0      (11,819)          0
  Interest income                2,690         1,402        5,866       3,501
  Interest expense              (4,547)            0      (12,880)          0
  Gain on sale of assets(Note 2)     0             0       76,557           0
                               ________     ________      ________    ________
                                (7,386)        1,402       57,724       3,501

     Net loss               $ (111,122)  $   (70,498)    (119,594)   (119,121)

Loss per share(Note 7)      $     (.02)  $      (.01) $      (.02)$      (.02)

WEIGHTED AVERAGE SHARES
  OUTSTANDING                6,326,074     6,496,188    6,411,131   6,496,188
                             =========     =========    =========   =========

           See accompanying notes to condensed financial statements.

                              NOVA NATURAL RESOURCES CORPORATION
                          Condensed Statements of Cash Flows (Note 1)
                                           (Unaudited)

                                            Three Months Ended           Six Months Ended
                                         March 31,     March 31,      March 31,     March 31,
                                            1997         1996           1997         1996
                                         ________      ________       ________      ________

Cash flows from operating activities:
  Net income (loss)                     $  (111,122)  $   (70,498)  $  (119,594)  $  (119,121)
  Adjustments to reconcile net income
    (loss) to net cash
    provided by operating activities:
      Depletion and depreciation              7,271        16,471        16,763        34,618
      Gain on sale of assets                     --            --       (76,557)           --
  Change in assets and liabilities:
    (Increase) decrease in accounts
      receivable                             23,931       (77,401)      409,503       150,679
    (Increase) decrease in prepaid
      expenses                                2,782           517           693        (3,186)
    (Decrease) increase in accounts
      payable                               (19,043)      165,993      (235,221)       44,350
    (Increase) decrease in deposits              --         2,058          (550)           --
    (Decrease) increase in accrued
      liabilities                            (8,334)           --       (33,493)           --
                                            _______       _______       _______       _______

Net cash provided (used) by
    operating activities                   (104,515)       37,140       (38,456)      107,340
                                            _______       _______       _______       _______

Cash flows from investing activities:
    Proceeds from sale of assets                 --            --       229,957            --
    Investment in Limited Liability Co.      (6,206)     (150,000)      (58,432)     (150,000)
    Additions to property and
      equipment                             (19,588)       (2,691)      (13,752)       (9,308)
                                            _______       _______       _______       _______
  Net cash provided (used) by
    investing activities                    (25,794)     (152,691)      157,773      (159,308)
                                            _______       _______       _______       _______

Cash flows from financing activities:
  Purchase of Kane stock                   (150,000)           --      (150,000)           --
  Issuance of debentures                         --       203,125            --       203,125
  Issuance of short tern note                    --       100,000            --       100,000
  Discount on note payable                      381            --           381            --
                                            _______       _______       _______       _______
  Net cash provided (used) by
    financing activities                   (149,619)      303,125      (149,619)      303,125
                                            _______       _______       _______       _______

Increase (decrease) in cash                (279,928)      187,574       (30,302)      251,157

Cash beginning of period                    329,453       134,403        79,827        70,820
                                            _______       _______       _______       _______

Cash end of period                      $    49,525   $   321,977   $    49,525   $   321,977
                                                =======       =======       =======       =======

                   See accompanying notes to condensed financial statements.

                    NOVA NATURAL RESOURCES CORPORATION
                  Notes to Condensed Financial Statements
                  Six Months Ended March 31, 1997 and 1996

(1) The condensed financial statements included herein are unaudited. In the opinion of management, all adjustments, consisting of normal recurring accruals, have been made which are necessary for a fair presentation of the financial position of the Company at March 31, 1997 and 1996 and the results of operations for the three and six month periods ended March 31, 1997 and 1996. Certain amounts have been reclassified for comparability with the 1996 presentation. Quarterly results are not necessarily indicative of expected annual results because of fluctuations in the price received for oil and gas products, demand for natural gas, kaolin and other factors. For a more complete understanding of the Company's operations and financial position, reference is made to Management's Discussion and Analysis of Financial Condition and Results of Operations herein and the financial statements of the Company, and related notes thereto, filed with the Company's annual report on Form 10-KSB for the year ended September 30, 1996, previously filed with the Securities and Exchange Commission.

(2) On November 14, 1996, the Registrant sold at an auction conducted by the Oil & Gas Asset Clearinghouse in Houston Texas several oil and gas producing assets and leasehold interests, primarily overriding royalty interests in producing oil & gas wells in the Wyoming Overthrust Belt. Proceeds from this sale, net of commissions and direct selling costs were $229,957. The gain on the sale was $76,550. The sale was effective as of November 1, 1996. The bulk of the interests were sold to a Denver, Colorado based firm not affiliated with the Company, which was the successful bidder among a group of bidders at the auction for the greater portion of the oil & gas assets and interests referred to above.

(3) In December, 1986 the Company issued 2,687,682 shares of Convertible Preferred Stock to the Company's Chairman and to a principal shareholder in settlement of $1,700,000 in convertible debentures plus related accrued interest of $426,682 and $561,000 in bank debt repaid by the Chairman and the principal shareholder on behalf of the Company. The Preferred Stock is convertible into 5,375,364 shares of the Company's Common Stock. The Preferred Shares contain 2 for 1 voting privileges, have a $1.00 liquidation preference and have no stated dividend rate. In February, 1997 the Company repurchased 510,342 shares of common stock and 895,415 shares of convertible preferred stock from a major shareholder in settlement of a dispute for $150,000 in cash to be paid at closing, and additional payments based on revenues from either the operation of or the sale of its cement-grade kaolin mine of up to an aggregate value of $70,008 over a period of years. This note is a non-interest bearing note. The Company has accounted for this note as a Note Payable of $66,408 to account for the expenses that will be subtracted from this note, and a Discount on Note Payable of $20,535 to account for the present value of the payments of $45,873. The Common Stock and Preferred Stock were carried on the Company's books at a price higher than the purchase price. This difference was credited to Additional Paid in Capital. The Company may also purchase a portion of its common stock in the event of the sale of its kaolin mine upon the assertion of appraisal rights by shareholders who dissent from a vote to approve such sale.

(4) On April 1, 1996 the Company organized NovaChek to recover precious metals from off-shore mining leases located near Nome, Alaska, utilizing a dredging operation.

The Company contributed mineral leasehold interests and $118,750 in cash for a 42% voting interest in NovaChek. An additional 4.125% interest in NovaChek is held by affiliates of the Company. NovaChek is managed by the Company and Chek Technologies and Exploration, LLC (Chek) which owns a 38.75% interest in NovaChek. The Company is entitled to receive an annual management fee of $65,000 from NovaChek. To date, no management fee has been collected or recorded by the Company.

A number of significant decisions require the approval of both the Company and Chek. Such decisions include, but are not limited to certain borrowings, capital expenditures and asset disposals.

NovaChek has not commenced dredging operations on a commercial basis, Company management estimates NovaChek will require approximately $100,000 during fiscal 1997 to ready the dredge for 1997 operations, and fund operations through the end of June, which should be sufficient to enable the project to be self-sufficient, provided commercial gold production can be obtained.
Chek Technologies is investing approximately $60,000 of the needed funds, and approximately $40,000 of additional funds must be raised. There is no assurance that these funds can be raised, nor that the dredge can be operated economically. Accordingly, the Company's ability to recover its investment in NovaChek is dependent upon the results of future development, including obtaining financing for such development. The availability of financing and the results of such future development are not presently determinable. Accordingly, the financial statements do not include any adjustments relating to the recoverability of the Company's investment such costs that might result from the outcome of these uncertainties.

In accordance with the NovaChek revised operating agreement, which must be approved by a majority of the members, which is expected, the first $250,000 in distributions will be allocated to investors other than the Company and Chek based upon their relative voting percentages. The next $150,000 in distributions will be made to the Company. The Company, Chek and remaining investors will receive 19.13%, 14.2% and 66.67%, respectively, of the next $500,000 in distributions and 27%, 23% and 50%, respectively, of the following $500,000 in distributions. After these initial preferential distributions are made, all subsequent distributions will be allocated based on voting percentages.
The condensed balance sheet and statement of operations of NovaChek at March 31, 1997 and for the period from January 1, 1997 through March 31, 1997 are presented below.

                        BALANCE SHEET OF NOVACHEK

     Cash and other assets                  $  8,128
     Mineral property interests               45,000
     Delay Rentals                            42,822
     Mining and related equipment, net       289,134
                                            ________
     Total assets                           $385,084

     Accounts payable                       $102,333
     Short term notes payable                 39,600
     Stockholders' equity                    243,151
                                            ________

     Total liabilities and stockholders'
       equity                               $385,084

                   STATEMENT OF OPERATIONS OF NOVACHEK

     Sales                                  $      0
     Other income                                  5
     Marketing expense                             0
     Operating expenses                      (13,170)
                                             ________
     Net Loss                               $(13,165)

(5) Kaolin receivables of $376,392 were collected during the quarter ended December 31, 1997. Due to the seasonal nature of the kaolin business, no sales were made after this period until April, 1997.

(6) The Company has entered into an agreement for the sale of its kaolin mine. If the sale is approved by shareholders, the Company will receive a total of $700,000 for the Cement Kaolin Mine, including $125,000 in cash at closing, an aggregate of $450,000 in non-interest bearing semi-annual installments on August 15 and December 15 of each year until August 15, 2001, and a final payment of $125,000 on December 15, 2001. Up to $70,008 of these proceeds will be paid to Thomas F. Kane, a former director, as part of the Company's purchase of his Common and Preferred Stock, over the same period as the NCA payments. The Company will retain both a mortgage and a security interest covering the property being sold in order to secure full payment of the purchase price. See Managements Discussion and Analysis for further details concerning this transaction.

(7) Net loss per common share is determined by dividing net loss attributable to common stock by the weighted average number of common shares outstanding during each period. A fully diluted loss per share is not computed because conversion of the Preferred Shares mentioned above, and outstanding options would be antidilutive

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

Management's discussion of anticipated future operations contains predictions and projections which may constitute forward looking statements. The Private Securities Litigation Reform Act of 1995, including provisions contained in
Section 21E of the Securities & Exchange Act of 1934, provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results of other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include the following:
     (a) The Company may not be able to obtain the additional funding necessary to continue operations in its Nome gold prospect and/or the funds actually necessary to operate that project may be significantly greater than those anticipated by management.

     (b) Borax may determine not to pursue or to substantially delay pursuing the Company's paper-grade kaolin venture.

     (c) The Company may not be able to find industry partners for its oil and gas and mineral prospects.

     (d) Proceeds from the Company's sale of certain assets may be insufficient to purchase assets which produce income sufficient to satisfy the Company's working capital needs.

     (e) The Company may be unable to purchase, or to purchase at a profitable price, mineral assets which meet the Company's operational criteria.

RESULTS OF OPERATIONS

     The Company realized net losses for the three month period and six month period ended March 31, 1997 of $111,122 and $119,954, respectively, compared to net losses of $70,498 and $119,121 for the same periods in 1996.

     Mineral sales, all of which in the three month fiscal period were royalties on gravel sales, decreased $17,670 to $1,913 for the three months ended March 31, 1997 compared to mineral sales of $19,583 for the same period in 1996. The difference between the 1997 period and the 1996 period is wholly due to a more accurate accrual of gravel sales royalties in the first three months of fiscal 1997 than in the first three months of the prior fiscal year. For the six months ended March 31, 1997 and 1996, mineral product sales were $193,469 and $162,091, respectively. The increase in the 1997 period reflects higher kaolin sales due to increased kaolin purchases by the Company's sole customer and more efficient kaolin shipments than in the comparable fiscal period. Poor railcar turnaround times in the 1996 period limited the Company's ability to supply customer needs in that period. This was corrected in the 1997 period. Mining costs, including transportation and royalties in the 1997 six month period were higher as a percent of sales than in the 1996 period. Costs increased at a more rapid rate than prices due to higher transportation costs and timing differences in the recognition of direct mining costs.

     Oil and gas sales for the three months and six months ended March 31, 1997 decreased $22,260 and $25,282, respectively, to $36,106 and $77,722 compared to $58,366 and $103,004 for the three months and six months ended March 31, 1996. The Company sold several oil & gas producing assets as of November 1, 1996, primarily overriding royalty interests in producing oil
& gas wells in the Wyoming Overthrust Belt. In addition, the Company sold a small portion of its oil production in September, 1996. The decrease in oil and gas sales is primarily attributable to the lower volume of oil and gas produced net to the Company's interest as a result of these sales, which more than offset the positive effect of substantially higher oil and gas prices in the fiscal periods compared to the comparable periods. The sales volumes and average sales prices during the periods were as follows:


                                             Three Months Ended
                                  March 31, 1997           March 31,1996
Sales
  Oil (bbls)                        1,441                          2,724
  Gas (MCF)                         3,667                         17,557

Average Sales Price
  Oil  ($/Bbl)                     $19.00                         $14.61
  Gas ($/MCF)                     $  2.30                        $  1.06

                                                Six Months Ended
                                 March 31, 1997              March 31,1996
Sales
  Oil (bbls)                        2,805                         4,764
  Gas (MCF)                        12,876                        28,337

Average Sales Price
  Oil  ($/Bbl)                     $19.20                        $15.67
  Gas ($/MCF)                     $  1.49                       $  0.96



     Mining costs, including transportation and royalties were $4,788 for the three months ended March 31, 1997 compared to $6,119 for the same period in 1996. The decrease is due to timing differences in the accrual of gravel royalties Mining costs were $159,355 for the six months ended
March 31, 1997 compared to $101,033 for the same period in 1996.   The
increase in mining costs in the six months is due to the increase in kaolin production and sales in the 1997 period. Mining costs were higher as a percent of sales than in the 1996 period. Kaolin mining costs increased at a more rapid rate than prices, due to higher transportation costs and timing differences in the recognition of direct mining costs.

     Oil and Gas lease operating expenses including production taxes increased $2,919 and $719 for the three months and six months ended March 31, 1997 as compared to 1996. The increase is due primarily to increased workover expenses in the 1997 period. The production sale in November was a sale of royalty interests, which have a much lower level of associated production costs than working interest production. Hence, the sale did not reduce production costs in proportion to the reduction in oil and gas sales revenue resultant from the sale.

     General and administrative expenses decreased slightly for the three months ended March 31, 1997 as compared to the same period in 1996. These expenses increased $19,545 for the six month period. The decrease in the three month period was primarily due to close attention to administrative overhead expenses, which offset higher legal expenses, primarily those associated with the planned sale of the Company's kaolin mine. Increased legal expenses and accounting fees also were primarily responsible for the increase in general and administrative expenses in the six month period. Legal expenses were higher due to the negotiations and associated legal documents required by the planned sale of the Company's kaolin mine, and connected with the settlement of a dispute with a major shareholder. Both of these events are non-recurring, and neither impacted the 1996 period. Accounting expenses were higher in the 1997 period primarily due to audit work relating to the Company's investment in NovaChek Limited Liability Company, which had not been formed in the 1996 period.

     Depletion, depreciation, and amortization decreased 56% to $7,271 and 52% to $16,763, respectively, in the three months and six months ended March 31, 1997, compared to $16,471 and $34,617 in the fiscal 1996 period. This decrease was primarily the result of the sale of producing assets, which substantially reduced the full-cost pool.

     The Company's share of losses of NovaChek Limited Liability Company in the three months and six months ended March 31, 1997 were $5,529 and $11,819, respectively. NovaChek Limited Liability Company had not been formed in the 1996 fiscal periods.

     Interest income increased to $2,690 and $5,866 in the three months and six months ended March 31, 1997, respectively, compared to $1,402 and $3,501 in the 1996 periods, reflecting more cash on hand invested in short-term obligations. Interest expense in the three months and six months ended March 31, 1997 increased from zero to $4,547 and $12,880, respectively, due to the issuance of interest-bearing convertible subordinated debentures in the third quarter of fiscal 1996. There were no such debentures outstanding in the comparable 1996 fiscal periods. A gain on the sale of producing oil and gas assets of $76,557 was realized in the six months ended March 31, 1997. There were no asset sales in the 1996 period.

      CAPITAL RESOURCES-SOURCES OF CAPITAL

     The Company's primary source of cash flow during the six months ended March 31, 1997 was the collection of accounts receivable and proceeds from the sale of assets. Net proceeds from the sale of oil and gas assets of $229,957 were realized in the six months ended March 31, 1997. There were no such asset sales in the 1996 period. Cash used by operations totaled $38,456 for the six month period ended March 31, 1997 as compared to cash provided by operations of $107,340 for the same period in 1996. Although revenues increased $6,096 in the 1997 period, expenses were $60,792 higher, due primarily to higher mining costs and an increase in general and administrative costs. Additionally, accounts payable decreased $235,221 in the 1997 period, compared to an increase in the accounts payable in the 1996 period of $44,350, a difference between the two periods of $279,571, more than offsetting the $258,824 increase in the collection of receivables in the 1997 period as compared to the 1996 period. Cash and cash equivalents for the period decreased $30,302 resulting in cash on hand at March 31, 1997 of $49,925, compared to cash on hand at March 31, 1996 of $321,977. The Company purchased 510,342 shares of common stock and 895,415 shares of convertible preferred stock from a major shareholder in settlement of a dispute for $150,000 in cash (plus additional future consideration) in the 1997 six month period. No such stock purchase took place in the 1996 period. In addition, in the 1996 period, the Company issued $203,125 of convertible subordinated debentures and issued a short term note for $100,000, which two events, net of a $150,000 investment in NovaChek Limited Liability Company, were chiefly responsible for the increase in cash in the 1996 period.

      CAPITAL RESOURCES-UTILIZATION OF CAPITAL

     For the six month period ended March 31, 1997, the Company reduced accounts payable by $235,221. Accrued liabilities decreased $33,493. Additions to property and equipment were $13,752, and investment in and advances to NovaChek Limited Liability Company were $58,432, resulting in cash provided by investing activities, net of $229,957 from the sale of assets, of $157,773. In the comparable period, net cash used by investing activities was $159,308, primarily due to the $150,000 investment in NovaChek Limited Liability Company. All funds for capital expenditures for the remainder of the year are expected to be provided by proceeds from operation of the kaolin mine until closing of the sale of the mine, from the sale of the Company's kaolin mine, if approved by the Company's shareholders, from short-term borrowings, from other operating cash flow, and from existing cash balances. In connection with the repurchase of stock from a major shareholder in settlement of a dispute for $150,000 in cash, additional payments based on revenues from either the operation of or the sale of the Company's cement-grade kaolin mine of up to an aggregate value of $70,008 must be paid over a period of years. The Company anticipates the portion of such payments which may be due in the 1997 fiscal year could amount to approximately $19,000. The Company may also purchase a portion of its common stock in the event the sale of its kaolin mine is approved by shareholders, which is likely, by offering shareholders dissenter's rights. While it cannot be determined in advance how many shares might be purchased, nor the exact price of such shares, assuming a purchase price of $.05 per share, and the purchase of from 800,000 to 2,000,000 shares (the number of shares to be purchased will be lowered by the fact that none of the principals of the Company will be selling any of their shares),the Company estimates the cost of such repurchase of stock at between $40,000 and $100,000. It is the Company's present intention to finance such repurchase from internal cash flow and cash resources, but the Company may offer to sell preferred and/or common stock in a private placement to replace all or a portion of these funds and provide additional capital to acquire new sources of cash flow.

      LIQUIDITY

     At March 31, 1997, the Company's working capital surplus totaled $26,853 as compared to a working capital surplus of $198,637 at September 30, 1996. Liquidity for the six months ended March 31, 1997 was provided by proceeds from the November sale of oil & gas producing assets and leasehold interests, primarily overriding royalty interests in producing oil & gas wells in the Wyoming Overthrust Belt and by the collection of receivables. However, liquidity was reduced by the $150,000 stock repurchase, the $119,594 operating loss, reductions in accounts payable and accrued liabilities, by investment in NovaChek Limited Liability Company, and additions to property and equipment. Both the $150,000 stock repurchase and the investment in NovaChek are non-recurring events.

      Based on cash flow projections through 1997, it is anticipated that the Company will have adequate cash resources if it continues to operate at current levels, although short-term borrowings will have to be made due to timing differences in the payment of kaolin mining costs and the receipt of payment for kaolin sales. Because the Company has sold a portion of its oil and gas producing assets, and oil and gas sales from its other properties continue to decline, and the Company has only one customer for its kaolin, the cash flow generated by oil, gas and kaolin sales is not sufficient to generate positive cash flow. In the event the sale of its kaolin mine takes place, cash resources will be enhanced over the next twelve months, and further payments pursuant to the sale will be received over the next five years, although the Company may have to expend a portion of its cash resources to repurchase all shares tendered pursuant to the offering of dissenters' rights. The Company has permitted a gravel pit on two leases in Minnesota. A local contractor mined and marketed the gravel in 1996 and paid the Company a royalty based on gravel sold. It is anticipated that further gravel royalties may be realized from this property in 1997. The Company will aggressively seek other sources of cash flow in 1997, including the acquisition of assets or of other companies, mergers, and private and/or public financing.

     The Company used $150,000 of the proceeds from the sale of its overriding royalty interests to purchase the shares of common and preferred stock held by Thomas Kane. The rest of the proceeds from the sale of the royalty interests were added to working capital. Up to $70,008 in additional funds will be required in connection with the purchase of Mr. Kane's stock over the next five years, (an estimated $19,000 in fiscal 1997). These amounts will be funded from operating cash flow, working capital, and cash payments from the sale of the cement-grade kaolin mine, as needed.

     Management contemplates applying the majority of the proceeds from the sale of the cement-grade kaolin mine to the development of new business and the acquisition of new mineral properties, including (1) an attempt to identify and acquire on a reasonable basis a kaolin or other similar industrial minerals mine in a more favorable marketing ares, where good transportation facilities and ready access to numerous markets provide a more favorable long-term environment in which to operate and (2) identification of potential acquisition candidates, ideally small mineral companies or the mineral operations of larger companies which could provide immediate cash flow and the opportunity for future growth. The potential for liquidity afforded by free-trading stock and an interest in Nova properties which offer the potential for significant development, not otherwise available to the stockholders of potential acquisition candidates, may facilitate Nova's ability to consummate such acquisitions. The majority of the $700,000 in proceeds of the sale of the cement-grade kaolin mine and the recovery of $50,000 in reclamation deposits will be used to replace the cash flow which would otherwise have been provided by continued operation of the kaolin mine and to offset cash flow deficits. Since cash proceeds from the mine sale to be received in the calendar year ended December 31, 1997 plus reclamation recoveries will amount to $275,000, with the balance to be received over the five years ended December
31, 2001, the Company may be required to borrow against these future cash receivables or establish a payment schedule coincident with receipt of these funds in order to acquire new assets.

     The general escalation in oil and gas prices which took place in 1996 has resulted in a resurgence in exploration activity in the Rocky Mountain region. As the Company frees up lease acquisition capital from its present prospects, it intends to acquire additional prospective acreage in selected areas where it believes it can put together drilling prospects.
     The Company holds a 50% interest in 1600 acres of State of Utah oil and gas leases in the Great Salt Lake. The other 50% is held by the McDonald Trust.
The Company and the Trust have jointly been attempting to interest an industry partner in developing the heavy oil resources known to exist under these leases, which resources were estimated by Amoco Production Company to exceed 90 million barrels in place. Amoco estimated that 1% to 10% of the oil in place might be recoverable. However, Amoco abandoned its effort to put the leases into commercial production using the technology then available, and dropped the leases in 1989.

     Neither the Company nor the Trust has the expertise or the financial ability to develop this heavy oil resource on its own. In March, 1997, the Company and the Trust entered into an agreement with Roaring River Resources
LLC (Roaring River"), an unaffiliated third party, pursuant to which Roaring River was granted an option to acquire the leases and attempt to put them into production, using the improved technology now available. The Company and the Trust will each retain a 1.5% overriding royalty if the option is exercised. Roaring River made a payment of $5,000 on April 16, 1997 to maintain the option, and a further payment of $20,000 must be made on or before July 15, 1997 to keep the option in effect. Roaring River has until September 8, 1997 to exercise the option. If the option is exercised, a final payment of $225,000 (of which the Company will receive half) must be made. At present, it cannot be determined whether the option will be exercised, nor can it be ascertained with certainty when, or if, the properties will be put into production.

     The Company's ability to continue as a going concern will depend on its success in developing additional sources of cash flow. As discussed, the Company will attempt to acquire new cash-flowing assets in the industrial minerals segment, will evaluate potential acquisitions or mergers, and may acquire oil and gas production interests, using the capital derived from the sale of the cement-grade kaolin mine. The Company may also attempt to raise capital through a private placement of stock. If the Company's efforts to obtain industry drilling commitments on its oil and gas exploration properties are successful, and commercial production is established on at least one of these properties, the Company could realize cash flow exceeding that of the oil and gas properties which were sold, particularly as development proceeds. NovaChek has raised sufficient funding to initiate gold production efforts and maintain them through at least mid-June on the NovaChek properties, and is very close to raising monies required to continue through the end of June, at which point revenues from gold sales should enable the project to be self-funding, if the mining effort proves successful. If commercial gold production can be established in the 1997 season, the Company should recover at least a portion of, and perhaps all, of the funds it has advanced to NovaChek, and cash flow from gold production will have been established.

     There is no guarantee of success in any of these projects. The Company's plan to restore financial viability is to continue to pursue the development of its properties by third parties at minimal cost to the Company and to vigorously pursue the acquisition of producing properties which will supply needed cash flow. The Company will generate more than sufficient cash over the twelve months ended March 31, 1998 to support its operations during that period, without any contribution of cash from the drilling arrangements on any of its oil and gas prospects or from NovaChek. However, without additional sources of cash flow, the Company will not generate sufficient cash from operations alone to offset the cost of operations. Although the Company can internally fund the monies needed to repurchase stock pursuant to the offer of dissenter's rights, the capital so used may be replaced by the proceeds of a private placement, in order to assure that working capital is adequate. Proceeds from the exercise of the option granted to sell its working interest in its Great Salt Lake prospect, and/or drilling arrangements on one or more of its oil and gas prospects -- all of which call for front-end fees, and/or the establishment of commercial production on the NovaChek properties, none of which events are assured, would generate additional cash to be used to offset operating losses and fund the elements of the Company's business plan.

     The asset sales undertaken by the Company have and will reduce operating risk, provide more assurance of near-term cash flow from those assets than would otherwise be the case, and increase the Company's capital in the near term. On a long-term basis, Management must employ the proceeds from these asset sales in the development of the Company's remaining assets and to acquire new assets in order to generate cash flow to support operations and to offset what would otherwise be the gradual liquidation of the assets sold were the proceeds of those sales used simply to fund operating losses. There can be no assurance that Management will be successful in this endeavor.



   SALE OF THE COMPANY'S KAOLIN MINE

     Pursuant to a contract dated January 25, 1997, the Company agreed, subject to shareholder approval, to sell its cement-grade kaolin mining operations and property (the "Cement Kaolin Mine") near Redwood Falls, Minnesota, to Northern Con-Agg, Inc., an unaffiliated Minnesota corporation. A portion of the Cement Kaolin Mine is located on lands which are currently subject to a joint venture between the Company and U.S. Borax Inc. ("Borax"), which was formed in 1993 primarily to explore, develop and produce high quality paper-grade kaolin. No paper-grade kaolin has yet been sold from the joint venture property. Borax has agreed to release the portion of the paper-grade kaolin property occupied by the Cement Kaolin Mine from the joint venture to permit the Company's sale of the mine to NCA. The Company will be selling all of its cement-grade kaolin operations to NCA, while retaining its interest in the paper-grade joint venture. The Cement Kaolin Mine encompasses 314 acres, and the paper-grade kaolin property retained by the Company encompasses 4628.59 acres. After the sale to NCA, ownership of the cement-grade kaolin property will be separate and distinct from ownership of the paper-grade kaolin property. Except for the inclusion of an immaterial portion of the paper grade kaolin prospect in the sale to NCA, the sale will have no impact on the Company's joint venture with Borax.

     Under the terms of the purchase and sale agreement with NCA (the "NCA Agreement"), NCA will acquire approximately 78 fee acres owned by the Company and an additional 236 acres leased by the Company, as well as the inventory, equipment, contracts, permits and other personal property held by the Company in connection with these cement-grade mining operations.
NCA proposes to continue the current cement-grade operations of the Company, and has agreed to turn over to the Company any profits which it may earn during a 21 year period after the date of closing as a result of sales of kaolin produced from the property to paper manufacturers. The Company agrees that, if it or any joint venture of which it is a member sells kaolin to the cement-industry in Minnesota, Iowa, North Dakota, South Dakota or Wisconsin during a five year period following the closing, the Company it will pay to NCA the sum of $30,000 for each year in which any sale occurs.

     NCA will pay a total of $700,000 to the Company for the Cement Kaolin Mine, including $125,000 in cash at closing, an aggregate of $450,000 in non-interest bearing semi-annual installments on August 15 and December 15 of each year until August 15, 2001, and a final payment of $125,000 on December 15, 2001. Up to $70,008 of these proceeds will be paid to Thomas
F. Kane, a former director, as part of the Company's purchase of his Common and Preferred Stock, over the same period as the NCA payments. The Company will retain both a mortgage and a security interest covering the property being sold to NCA in order to secure full payment of the purchase price. NCA will assume liability for all existing contracts relating to the property, although the Company will continue to have liability for any conduct before the closing date and, any contracts not disclosed to NCA. Included among the contracts assumed by NCA is an agreement with Union Pacific Railroad which requires the Company to pay the railroad for a minimum usage of 300 rail cars, whether actually used by the Company. NCA will assume this obligation and Nova will have no further liability for railcar usage. The Company believes that it has disclosed all pertinent contracts to NCA. The Company intends to secure appropriate lessor consents to eliminate any liability to the lessor following assignment of the lease.

     If NCA expands the current cement-grade mining operations, the lessor of the Mine Property will have to be relocated from her home on the property, which recently has been appraised at $25,000. When this occurs, NCA will pay the first $25,000 of relocation costs, Nova will pay 50% of the costs, if any, between $25,000 and $75,000, and Nova will pay the entire cost, if any, in excess of $75,000. Shortly following execution of the NCA Agreement, the Company incurred approximately $5,800 in additional drilling and analysis costs to meet requests of NCA for additional exploration data.

     Prior to the NCA Agreement, NCA had no relationship to the Company, its officers or directors. The Company has not secured an independent opinion concerning the fairness of the consideration to be paid by NCA, but the Company's officers believe such consideration to be appropriate based upon the Company's prior net income from the property, the anticipated kaolin reserves, and the demand for cement-grade kaolin in the area. There will be no change in the rights of security holders of the Company as a result of this vote, except with respect to the holders of Convertible Debentures, as described below. The Company is not in default with respect to obligations under any of its securities.

     If shareholder approval for the sale of the cement-grade kaolin mine is not received, Nova will continue to operate the mine as it has in the past and continue to pursue additional customers and markets for the kaolin. The Company would seek to retain its current customer and attempt to obtain business from a previous customer. Any additional customers could not be obtained for the current mining season. The Company would consider other alternatives, such as entering into joint venture arrangements for the marketing and sale of kaolin, possibly with the company which desires to purchase the mine, and/or other companies which supply materials to the cement industry. If shareholder approval of the sale is not obtained, approximately $20,000 in transactional costs will not be recovered.

Potential Impact of the Proposed Sale on the Company's Convertible
Debentures

     The Colorado Business Corporation Act (the "Act") requires approval of the majority of shares voting at a duly noticed and conducted meeting for the sale of all or substantially all of a corporation's assets outside of its normal course of business. The Company has determined that, while the Cement Kaolin Mine is a principal asset, because the remaining assets and business are not insubstantial and proceeds of the sale are intended to be used to continue the Company's business in the same fashion, a shareholder vote is not required by law. Nonetheless, since the Cement Kaolin Mine sale is a material transaction, the Company believes that its shareholders should be informed about and vote upon the approval of that transaction.

     As part of its organization and capitalization of NovaChek Limited Liability Company, an Idaho limited liability company formed to develop part of the Company's gold prospect in Nome, Alaska, the Company sold an aggregate of $250,000 of convertible subordinated debentures (the "Debentures"). The Debentures require semi-annual payments of interest and payment of principal and accrued interest on April 1, 2001. At the option of its holder, each Debenture matures and is fully payable upon the Company's "sale, exchange, base or other disposition of all or substantially all of [its] assets." Notwithstanding the Company's belief that the sale of the Cement Kaolin Mine is not such an event, upon litigation brought by a Debenture holder, a court may disagree and order early payment of the Debentures. Such a payment would have a materially adverse impact on the Company, require the use of proceeds from the Mine sale and threaten the ongoing viability of the Company.

Vote Upon Sale

     The affirmative vote by a majority of all of the shares of Common and Preferred Stock entitled to vote as of May 1, 1997 is required for approval of the agreement to sell the Cement Kaolin Mine.

Rights of Dissenting Shareholders

     The Act affords a shareholder of a Colorado corporation the right to dissent from certain actions requiring shareholder approval and to require that the corporation purchase the shareholder's stock at a "fair value" (the "right of appraisal"). If a vote were required to approve the sale of the Cement Kaolin Mine (which the Company does not believe), rights of appraisal still would not be available to dissenting shareholders because of an exemption for Corporations like Nova whose common stock is owned by more than 2,000 shareholders.

     Notwithstanding the absence of a required vote and presence of an exemption from rights of appraisal provided by the Act, the Company has decided to offer to purchase all of the shares of Common Stock of any shareholder who does not vote in favor of the Cement Kaolin Mine sale and properly asserts his right of appraisal. Management believes that the conjunction of its Cement Kaolin Mine sale and its sale of oil and gas overriding royalty interests and purchase of the stock of Thomas F. Kane (as described below) represent material events which might prompt a shareholder to sell his Common Stock if an adequate market for that Stock existed. The Company also recognizes that the absence of an active trading market impedes such a sale. As such, management wishes to afford shareholders who disagree with these decisions or with the directors' decision to continue operation of the Company the ability to sell their Common Stock at a price which management believes is the appropriate market price.

"Fair Value" is defined by the Act as "the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, including any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable." Fair value imports a broader approach to valuation than "fair market value". The most important factors are market value, investment or earnings value and net asset value. For public companies, like Nova, great weight is given to the stock's market price. Where the stock is thinly traded, courts also consider several other elements including book value, liquidity value, net asset value and capitalized earnings value. The Company intends to use the bid price for its stock as the fair value. The most recent bid price is $.05 per share in February, 1997. Management believes that this price is higher than any value determined under any other valuation theory. The Company purchased all the common stock of one of its directors and a principal shareholder at $.03 per share, less than the bid price of that stock at the time.

      FUTURE TRENDS

     Kaolin sales are seasonal in nature and the mining of kaolin is dependent on favorable weather conditions, demand by cement companies for this product, and other factors over which the Company has no control. The Company has a sales contract with a cement company which expires in December, 1997. The fact that the Company has only one purchaser for its kaolin has had and will continue to have a significant negative impact on the Company's cash flow and operations. In addition, the short line railroad which directly serves the mine is in need of rehabilitation to increase the reliability of the line and make it less susceptible to weather delays. There is no such rehabilitation planned at present. However, rehabilitation of this line has been needed for a number of years, and an acceptable level of service has been maintained on the line through normal maintenance procedures. This rail line has been offered for sale by the owner/operator, and the level of service which will be offered by the new owner, should a sale take place, cannot be determined.

     The Company will use some of the proceeds from its asset sales for working capital. Management contemplates applying the majority of the proceeds to the development of new business and acquisition of new mineral properties, includiong (1) an attempt to identify and acquire on a reasonable basis a kaolin or other similar industrial minerals mine in a more favorable marketing area, where good transportation facilities and ready access to numerous markets provide a more favorable long-term environment in which to operate and (2) identification of potential acquisition candidates, ideally, small mineral companies or the mineral operations of larger companies which could provide immediate cash flow and the opportunity for future growth. The potential for liquidity afforded by free-trading stock and an interest in the Nova properties which offer the potential for significant development, not otherwise available to the stockholders of potential acquisition candidates, may facilitate Nova's ability to consummate such acquisitions.

     While management intends to pursue both options, the Company's current projects in oil and gas exploration, paper-grade kaolin exploration, and gold exploration will continue to be aggressively pursued. The Company has two important oil and gas exploration properties which are ready for immediate drilling, on at least one of which it believes it can obtain a drilling commitment in 1997. Both are being extensively marketed to the industry. If either or both of these properties are drilled, and a commercial discovery is made, the Company will need capital to conduct development drilling. The mine sale proceeds would provide the Company with the option to internally finance this development, or to externally finance it on more favorable terms than would otherwise be possible. Without liquid capital produced from the asset sales, the Company's only option would be to further reduce its interest in what would then be a successful project, which would not be in its long-term best interests.

     The prices the Company receives for its oil and gas products continue to fluctuate, although current prices are generally higher than those obtained last year. The Company's largest producing oil field, the North Rainbow Ranch Unit, produces a heavy, sour crude. The price paid for this crude is significantly less than for a higher quality crude. Since most of the Company's oil sales are from this field, and it is in the latter stages of its lifetime, when production is decreasing, it takes a significant increase in oil prices for oil sales to increase. In addition, much of the company's gas is sold on the spot market and such sales are subject to both price and market demand fluctuations.

     Sufficient funding has been obtained to initiate gold production efforts on the NovaChek properties for the 1997 season, although approximately $40,000 in additional monies will be required for additional working capital for NovaChek to fund the project through the end of June, after which time, if the project is successful, revenues from gold sales should enable the project to fund working capital needs from internal cash flow. Most of the additional $40,000 in funding has been arranged, and it appears likely all or most of the additional monies needed will be obtained. If commercial gold production can be established in the 1997 season, the Company could recover at least a portion of, and perhaps all, of the funds it has advanced to NovaChek, and cash flow from gold production will have been established. It cannot be determined at this time whether NovaChek Limited Liability Company's gold mining operations will be successful. If commercial operations can be established on this property, the Company should be able to generate cash flow from this investment in future years, the level of which cannot be determined with certainty until such operations have been established and maintained for a reasonable period of time.

     In March, 1997, the Company and the McDonald Trust entered into an agreement with Roaring River Resources LLC ("Roaring River"), an unaffiliated third party, pursuant to which Roaring River was granted an option to acquire 1600 acres of leases in the Great Salt Lake. The Company and the Trust will each retain a 1.5% overriding royalty if the option is exercised. If the option is exercised, the total payments to Nova and the Trust will be $250,000.

RESIGNATION OF INDEPENDENT ACCOUNTANTS

     On May 5, 1997, KPMG Peat Marwick LLP ("KPMG") notified the Company that KPMG was withdrawing as auditor for the Company, effective May 2, 1997.

     There have been no disagreements between the Company and KPMG during the period for which KPMG served as the Company's auditors.

     Company management felt that the Company should seek the services of a smaller firm, which could offer the Company more cost-effective accounting services.

     At this time, the Registrant has not engaged a new auditor, but expects to do so expeditiously.


                NOVA NATURAL RESOURCES CORPORATION
             CONDENSED PRO FORMA FINANCIAL STATEMENTS

     The following unaudited condensed pro forma balance sheet assumes that the sale of the kaolin mine and the purchase of the Kane stock occurred on March 31, 1997 and reflects the March 31, 1997 historical balance sheet of Nova Natural Resources Corporation giving pro forma effect to the Kaolin mine sale. The sale of the Oil and Gas assets and the purchase of the Kane stock were included in the historical financials. The unaudited pro forma balance sheet should be read in conjunction with the historical statements and related notes of Nova Natural Resources Corporation.

     The following unaudited condensed pro forma statements of operations for the six months ended March, 31, 1997 and for the year ended September 30, 1996 assumes that the sale of the kaolin mine, the purchase of the Kane stock, and the sale of the oil and gas assets occurred on October 1, 1995. The pro forma results of operations are not necessarily indicative of the results of operations that would actually have been attained if the transactions had occurred as of October 1, 1995. These statements should be read in conjunction with the hstorical statements and related notes of Nova Natural Resources Corporation.

                    NOVA NATURAL RESOURCES CORPORATION
                 CONDENSED PRO FORMA BALANCE SHEETS (NOTE A)
                               March 31, 1997
                               (unaudited)

                                     March 31,     March 31,   March 31,
                                       1997           1997       1997
                                     Historical    Mine Sale   Mine Sale
                                                  Adjustments  Pro Forma
ASSETS

Current assets:
  Cash  (Notes B and C)              $    49,525   $  175,000  $  224,525
  Accounts receivable:
    Kaolin operations                          0                        0
    Oil and gas operations                13,038                   13,038
    Other                                  9,991                    9,991
                                         _______                  _______
         Total                            23,029                   23,029

  Prepaid expenses                         3,248                    3,248
                                         _______                  _______
        Total current assets              75,802                  250,802

Note Receivable(Note B)                        0      575,000     575,000
Discount on Note Receivable(Note B)            0     (112,304)   (112,304)

Mineral property interests, net of
  accumulated depreciation and
  depletion of 92,301 (Note B)           542,417     (434,325)    108,092

Oil and gas properties(using the full
  cost method of accounting), net of
  accumulated depletion, depreciation
  and amortization and valuation
  allowances of 5,902,164 (Note D)       104,223                  104,223

Furniture and technical equipment net
  of accumulated depreciation of
  132,155                                 38,852                   38,852

Investment in and advances to NovaChek
  Limited Liability Company              195,149                  195,149
Deposits (Note B)                         51,550      (50,000)      1,550
                                         _______      _______     _______
                                     $ 1,007,993  $   153,371  $1,161,364
                                       =========    =========   =========

                    NOVA NATURAL RESOURCES CORPORATION
                 CONDENSED PRO FORMA BALANCE SHEETS (NOTE A)
                               March 31, 1997
                               (unaudited)


                                       March 31,   March 31,    March 31,
                                         1997         1997        1997
                                       Historical  Mine Sale    Mine Sale
                                                   Adjustments  Pro Forma

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                    $  46,866               $  46,866
   Accrued liabilities                     2,083                   2,083
                                         _______                 _______
        Total current liabilities         48,949                  48,949

Deferred Gain on Sale(Note B)                  0    153,371      153,371

Note Payable(Note C)                      66,408                  66,408
Discount on Note Payable(Note C)         (20,154)                (20,154)

Convertible Debentures                   250,000                 250,000
                                         _______    _______      _______
        Total liabilities                345,203    153,371      498,574

Stockholders' equity:
 Convertible preferred stock, $1.00
 par value and liquidation preference;
 5,000,000 shares authorized; 1,792,267
 shares issued and outstanding(Note C) 1,792,267               1,792,267
 Common stock, $.10 par value;
 50,000,000 shares authorized;5,985,846
 shares issued and outstanding(Note C)   598,585                 598,585
 Additional paid-in capital(Note C)    7,204,873               7,204,873
 Accumulated deficit                  (8,932,935)             (8,932,935)
                                       _________               _________
        Total stockholders' equity       662,790                 662,790

Total Liabilities and Stockholders'
  Equity                              $1,007,993  $ 153,371   $1,161,364
                                       =========  =========    =========


See accompanying notes to condensed pro forma financial statements.

                   NOVA NATURAL RESOURCES CORPORATION
            CONDENSED PRO FORMA STATEMENT OF OPERATIONS(NOTE A)
                   For the year ended September 30, 1996
                               (unaudited)


                                                         September 30, 1996
                                1996      Oil & Gas   Oil & Gas    Kane      Mine Sale       1996
                              Historical Adjustments  Pro Forma  Adjustments Adjustments Pro Forma
Revenue:
  Mineral sales(Note B)       $1,291,131  $           $1,291,131 $         $ (1,224,192)  $ 66,939
  Oil and gas sales(Note D)      217,807     (63,991)    153,816                           153,816
                              __________  __________  ___________            __________    _______
     Total Revenue             1,508,938     (63,991)  1,444,947             (1,224,192)   220,755


Costs and expenses:
  Mining costs,including
  trans.and royalties(Note B)  1,049,387               1,049,387             (1,009,224)    40,163
  Oil and gas lease operating
  incl. production taxes(Note D) 106,952     (17,848)     89,104                            89,104
  Depletion, depreciation,
  and amortization (Note B and D) 86,931     (21,952)     64,979                (21,620)    43,359
  Mineral property abandonments    7,032                   7,032                             7,032
  General and admin.(Note B)     385,593                 385,593                 (4,828)   380,765
                              __________   _________   _________              _________    _______
     Total Expenses            1,635,895     (39,800)  1,596,095             (1,035,672)   560,423

     Operating loss             (126,957)               (151,148)                         (339,668)
Other income(expenses):
  Share of losses of NovaChek
  Limited Liability Company      (11,437)                (11,437)                          (11,437)
  Interest income(Notes B,C,D)    11,587                  11,587                            11,587
  Interest expense               (17,691)                (17,691)                          (17,691)
  Other                              825                     825                               825
                               _________                ________                         ________
     Total Other                 (16,716)                (16,716)                          (16,716)

     Net loss                   (143,673)               (167,864)                         (356,384)

Loss per share (Note 4)             (.02)                   (.03)                             (.06)
Weighted average common
shares outstanding(Note C)     6,496,188                 6,496,188 (510,342)             5,985,846

                            See accompanying notes to condensed pro forma financial statements.

                    NOVA NATURAL RESOURCES CORPORATION
            CONDENSED PRO FORMA STATEMENT OF OPERATIONS(NOTE A)
                  For the six months ended March 31, 1997
                               (unaudited)


                                                     March 31, 1996
                                1997      Oil & Gas    Oil & Gas    Mine Sale     1997
                              Historical  Adjustments  Pro Forma   Adjustments  Pro Forma
Revenue:
  Mineral sales(Note B)       $  193,469  $           $  193,469  $ (191,556)  $    1,913
  Oil and gas sales(Note D)       77,722     (10,331)     67,391                   67,391
                              __________  __________  ___________   _________     _______
     Total Revenue               271,191     (10,331)    260,860    (191,556)      69,304

Costs and expenses:

  Mining costs,including
  trans.and royalties(Note B)    159,355                 159,355    (153,584)       5,771
  Oil and gas lease operating
  incl. production taxes(Note D)  57,581      (3,715)     53,866                   53,866
  Depletion, depreciation,
  and amortization (Note B,D)     16,763      (1,002)     15,761      (3,534)      12,227
  Mineral property abandonments       60                      60                       60
  General and admin.(Note B)     214,750                 214,750      (6,410)     208,340
                              __________   _________   _________    _________     _______
     Total Expenses              448,509      (4,717)    443,792    (163,528)     280,264

     Operating loss             (177,318)               (182,932)                (210,960)
Other income(expenses):
  Share of losses of NovaChek
  Limited Liability Company      (11,819)                (11,819)                 (11,819)
  Interest income(Note B,C,D)      5,866                   5,866                    5,866
  Interest expense               (12,880)                (12,880)                 (12,880)
  Gain on sale of assets          76,557                  76,557                   76,557
                                _________                ________                 _______
     Total Other                  57,724                  57,724                   57,724

     Net loss                   (119,594)               (125,208)                (153,236)

Loss per share                      (.02)                   (.02)                    (.02)
Weighted average common
shares outstanding(Note C)     6,411,131               6,411,131                6,411,131

                        See accompanying notes to condensed pro forma financial statements.

                   NOVA NATURAL RESOURCES CORPORATION
           NOTES TO CONDENSED PRO FORMA FINANCIAL STATEMENTS


A.  BASIS OF PRESENTATION

     On January 25, 1997, Nova Natural Resources Corporation agreed, subject to shareholder approval, to sell its cement-grade kaolin mining operations and property near Redwood Falls, Minnesota to Northern Con-Agg, Inc (NCA), a Minnesota Corporation. NCA will pay a total of $700,000 to the Company for the cement-grade kaolin assets, including $125,000 in cash at closing, $450,000 in semi-annual installments until August 15, 2001, and a final payment of $125,000 on December 15, 2001.

     The accompanying condensed pro forma balance sheet includes pro forma adjustments to give effect to the sale of the kaolin mine as of March 31, 1997. The condensed pro forma statements of operations give effect to the sale of the kaolin mine as of October 1, 1995 and exclude the results of operations of the kaolin mine for the respective periods presented.

     During 1996, disputes arose between Thomas F. Kane, then a director, and the other directors of the Company concerning decisions by the directors and the business operations of the "Company." In resolution of these disputes, the Company, Mr. Kane, and Brian Spillane, the Company's President and a director, entered into an Agreement (the "Kane Agreement"), dated February 5, 1997, for the purchase of all of Mr. Kane's Common and Preferred Stock. By terms of the Kane Agreement, the Company purchased from Mr. Kane 895,415 shares of his Preferred Stock and 510,342 shares of his Common Stock. All of the stock purchased by the Company was retired upon completion of the purchase. Mr.Spillane purchased from Mr. Kane 203,426 shares of Mr. Kane's Preferred Stock and 115,942 shares of his Common Stock. Mr. Spillane paid $50,000 for the stock he purchased from Mr. Kane. The Company paid $150,000 and agreed to pay an amount equal to 12% of the net proceeds from the sale of the Cement Kaolin Mine less $13,992, as and when received by the Company. Alternatively, if the Cement Kaolin Mine is not sold on or before June 1, 1997, the Company agreed to pay to Mr. Kane a $.10 per ton royalty, as and when received by Nova, on sales of kaolin from the Mine up to an aggregate of $70,008.

     The accompanying condensed pro forma balance sheet does not include any adjustments for the purchase of the Kane stock. This purchase is included in the historical figures. The condensed pro forma statements of operations for the year ended September 30, 1996 gives effect to the reduced number of shares outstanding. The condensed pro forma statements of operations for the six months ended March 31, 1997 do not have any adjustments as the purchase is included in the historical figures.

     On November 14, 1996, The Company sold at an auction conducted by the Oil & Gas Asset Clearinghouse in Houston, Texas several oil & gas producing assets and leasehold interests, primarily overriding royalty interests in producing oil & gas wells in the Wyoming Overthrust Belt. Proceeds from this sale, net of commissions and direct selling costs paid to the Clearinghouse were $230,257. The sale was effective as of November 1, 1996.

     The accompanying condensed pro forma balance sheet does not have any adjustments for the sale of the Oil & Gas assets as these figures are included in the historical figures. The condensed pro forma statements of operations give effect to the sale as of October 1, 1995.

B.  PRO FORMA ADJUSTMENTS FOR THE SALE OF THE KAOLIN MINE

     The following pro forma adjustments have been made to the historical balance sheet of Nova Natural Resources Corporation as of March 31, 1997 and to the historical statements of operations for the six months ended March 31, 1997 and for the year ended September 30, 1996:

     1. To record installment sale of the mine, including receipt of $125,000 at closing, note receivable of $575,000, present value discount of $112,304, and deferred gain on sale of $153,371. The present value discount was calculated using an imputed interest rate of 10%. This interest rate is based on the fact that the Company issued Convertible Debentures in 1996 with a 10% interest rate.

     2. To decrease mineral property interests by $434,325 which was the book value of the kaolin mine.

     3.  To adjust revenues to reflect loss of the mineral sales of $191,556.

     4. To adjust expenses to eliminate all expenses related to the mineral property, including mining costs of $153,584, DD&A of $3,534, and General & Administrative expenses of $6,410.

     5. To increase cash by $50,000 and decrease deposits by $50,000 to reflect the release of a reclamation bond.

C.  PRO FORMA ADJUSTMENTS FOR THE PURCHASE OF THE KANE STOCK

     The following pro forma adjustments have been made to the historical statements of operations of Nova Natural Resources Corporation for the year ended September 30, 1996:

     1. To decrease the weighted average common shares by 510,342 to reflect the repurchase of the Kane common stock.

D.  PRO FORMA ADJUSTMENTS FOR THE SALE OF OIL & GAS ASSETS

     The following pro forma adjustments have been made to the historical statements of operations of Nova Natural Resources Corporation for the six months ended March 31, 1996 and for the year ended September 30, 1996:

     1.  To adjust revenues to reflect loss of oil and gas sales of $10,331.

     2. To adjust expenses to eliminate all expenses related to the sold properties including lease operating expense of $3,715, and DD&A of $1,002.

     MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's Common Stock is traded on the over-the-counter market and is listed on the Electronic Bulletin Board under the symbol "NVNU". The following table sets forth the range of high and low closing bid prices of the Common Stock for the year ended September 30, 1996 and 1995, as reported by the National Quotation Bureau. These prices are believed to be representative of inter-dealer prices, without retail markup, markdown, or commissions, and may not necessarily represent actual transactions.

                                              Bid Price
        Fiscal 1996                         High            Low
         First Quarter                     $ 0.050        $ 0.040
         Second Quarter                      0.040           1/32
         Third Quarter                       0.040          0.035
         Fourth Quarter                      0.035          0.020

        Fiscal 1995                         High            Low
         First Quarter                     $ 1/8          $ 0.020
         Second Quarter                      1/8             1/32
         Third Quarter                     0.110            0.020
         Fourth Quarter                    0.060            0.020
The bid and asked prices for the Company's Common Stock on September 30, 1996, were $0.03 and $0.08, respectively, as provided by the National Quotation Bureau, Inc.


                      ELECTION OF DIRECTORS

Unless directed otherwise, the Proxy will be voted in favor of electing the five (5) persons listed below to serve as Directors of the Company until the next Annual Meeting and until their successors are qualified and elected. All of the nominees are now serving as Directors and were elected by Shareholders. Thomas F. Kane, who was elected as a Director in the last election of Directors, resigned as a Director effective February 17, 1997, as part of the purchase of all of his shares of Common and Preferred Stock of the Company. See "Purchase of Kane Stock." The Directors have determined not to fill the vacancy caused by Mr. Kane's resignation. If any nominee becomes unavailable for election prior to the meeting, the holders of the Proxies will vote for the election of another qualified person (up to a total of five directors).

Name and Position                                 Served as
Held With the Company                        Age  Director Since

Robert E. McDonald (2)                       68   April 22, 1986

Brian B. Spillane, President and             60   April 22, 1986
Chief Executive Officer (3)

Milton O. Childers                           68   April 22, 1986
Exploration Manager and Assistant
Secretary

Robert W. Meier (2)                          60   April 22, 1986

John R. Parker, Chairman of the              50   April 22, 1986
Board(1)

(1)  Chairman of the Board since February 17, 1997.
(2)  Member of the Executive Committee.
(3)  President and Chief Executive Officer since April 1, 1989.

There is no family relationship between any director of the Company and any other director or executive officer. The following paragraphs set forth an account of the business experience of each of the Company's directors and executive officers, including his principal occupation and employment.

Mr. McDonald is currently a consulting geologist and oil and gas explorationist. He is also engaged in agricultural and real estate pursuits. He was President of Nova Natural Resources Corporation from its inception until his resignation on April 1, 1989. He resigned as Chairman of the Board of the Company effective February 17, 1997. From January 1, 1984 to September, 1986, he was President and Chairman of the Board of Nova Petroleum Corporation, a predecessor to the Company. He graduated from the University of Kansas in 1951 with a B.S. degree in Geology. Mr. McDonald has published several papers relating to oil and gas geology in the Rocky Mountain area.

Mr. Spillane became President and Chief Executive Officer of the Company effective April 1, 1989. Prior to that time he was an independent consultant to the oil, gas and minerals industry. From February, 1982 to November, 1987, he was employed as Executive Vice President of Barrett Resources Corporation, a publicly held oil and gas exploration company, where his duties primarily involved mergers, acquisitions, and capital financing in addition to involvement in other operations. He graduated from the University of Detroit in 1961 with a B.S. in Mechanical Engineering and holds an M.S. in Mechanical Engineering from San Diego State University. He is a Registered Professional Engineer (mechanical) in California.

Dr. Childers was President, Treasurer, and Director of Power Resources Corporation until the merger in 1986 of Power Resources Corporation into Nova Natural Resources Corporation, and holds B.S. and M.A. degrees in geology from the University of Wyoming and a Ph.D. degree in geology from Princeton University. Dr. Childers was an independent consulting geologist in the Denver, Colorado area from 1986 to 1992 when he became the Company's Exploration Manager. He became Manager of Exploration of the Company in January, 1993, and continues in that capacity. He also now serves as Assistant Secretary.

Mr. Meier served as President and Chairman of the Board of Nova Petroleum Corporation from May 1979 to January 1, 1984. From 1984 to 1989 he was an independent consulting geologist. From 1989 to 1994 he was Project Geologist for Dames & Moore, specializing in the disposal of hazardous waste materials. He is currently retired, but occasionally works as a consulting geologist. He graduated from Northern Illinois University in 1961 with a B.S. degree in Geology and in 1964 received an M.S. degree in Geology from Southern Methodist University. Mr. Meier is a member of the American Association of Petroleum Geologists and is a certified member of the Association of Professional Geological Scientists.

Mr. Parker became Chairman of the Board on February 17, 1997. He is currently a real estate developer in Vermont. Prior to this activity, he was a registered investment councilor with McRae Capital Management in Morristown, New Jersey. Prior to joining McRae, Mr. Parker worked as an independent financial consultant to various companies and as a general partner in an investment banking firm. Mr. Parker is also a director of several investment companies associated with the Capstone Group in Houston, Texas. He graduated from St. Lawrence University in 1969 with a B.S. in Psychology and holds a P.M.D. from Harvard Graduate School of Business Administration.

No directors of the Company receive compensation as directors, although certain expenses incurred for Company business may be reimbursed.

Executive Officers

The following table sets forth the executive officers of the Company:

Name and Officer              Age       Served as Officer Since

Brian B. Spillane
  President and Chief
  Executive Officer           60        April 1, 1989

James R. Schaff
  Secretary  and Treasurer
  Manager of Lands            41        May 2, 1996

Milton O. Childers
  Exploration Manager and
  Assistant Secretary         68        January 22, 1993


Mr. Schaff assumed his position as Nova's Land Manager on April 1, 1994, and was appointed Secretary and Treasurer of the Company on May 2, 1996. From 1981until 1990, he was an independent consultant for various major and independent companies in the oil and gas industry. From 1990 to 1994, he consulted principally for Nova and U. S. Borax Inc. in mining-related land affairs. He graduated from Rocky Mountain College in 1981 with a B.S. degree in Business Administration-Economics. He is a Certified Professional Landman
(CPL) and an active member of the American Association of Professional Landmen
(AAPL), the Rocky Mountain Association of Mineral Landmen (RMAML) and the Rocky Mountain Mineral Law Foundation.

Executive Compensation

The following table sets forth information concerning the compensation of the Chief Executive Officer, the Exploration Manager and the Land Manager of the Company for the years ended September 30, 1996, 1995, and 1994 for services in all capacities to the Company.

                    Summary Compensation Table

                                  Long Term Compensation
                       Annual
                    Compensation   ___________Awards
Name and                 Salary   Restricted Stock      Options
Principal Position  Year  $_____        Award ($)*             #

Brian B. Spillane
CEO                 1996  50,120      --                     --
                    1995  67,939   3,397                     --
                    1994  79,829   7,983                 200,000


Milton O. Childers
Exploration Manager 1996  50,240      --                     --
and Assistant       1995  66,160   3,308                     --
Secretary           1994  76,578   7,658                 200,000


James R. Schaff
Secretary/Treasurer 1996  48,930                          50,000
Manager of Lands    1995  52,456   2,623                     --
                    1994  24,750   2,475                 200,000

*ESOP contribution

                Option Grants in Last Fiscal Year

                       Individual Grants
                                % of Total
                    Options     Options Granted   Exercise or
                    Granted/    to Employees      Base Price       Expiration
Name                (Expired)   in Fiscal Year    ($/Sh)              Date

Brian B. Spillane      --           --              --                 --
Milton O. Childers     --           --              --                 --
James R. Schaff      50,000/        100            $0.05              2001
                    (20,000)


Employee Stock Option Plans

Under the terms of the Nova Natural Resources Corporation 1989 Nonqualified Stock Option Plan (the "Nonqualified Plan"), key personnel are issued options to purchase shares of the Company's Common Stock at the market price at the time of the award. The options are exercisable over a five year period in increments as specified by the Board of Directors. Upon termination of association with the Company, unexercised options are canceled.

Also available to employees and management is the Nova Natural Resources Corporation 1989 Incentive Stock Option Plan, a qualified plan (the
"Incentive Plan"). Under the terms of the Incentive Plan, options to purchase shares of the Company's Common Stock are issued to key employees at the market price of the stock on the date of issue. The options are exercisable over a five year period. Options granted to employees who subsequently terminate employment with the Company are canceled if not exercised within three months after termination of employment.

A total of 2,000,000 shares of the Company's Common Stock have been reserved for issuance under the terms of the two Plans. At September 30, 1996, options to purchase 600,000 shares of Common Stock had been issued to the Company's Directors under the Nonqualified Plan (-0- in 1996); under the Incentive Plan, options to purchase 650,000 shares had been issued (-0- in 1996). None of the options issued under the Plan were exercised during 1996 or 1995.

Employee Stock Ownership Plans

The Board of Directors and the stockholders of the Company have also adopted the Nova Natural Resources Corporation Employee Stock Ownership Plan ("ESOP") for the benefit of its full-time employees, including its officers and directors.

Only employees who have reached the age of 21 and have completed one year of Company service are eligible to participate in this plan. With respect to each plan year, the Company may contribute cash or Common Stock of the Company to a trust in such amounts as the Board of Directors deems advisable. Contributions may not exceed the lesser of 25% of the participant's total annual compensation or $30,000. Any cash contributions are to be used primarily by the trustee to purchase shares of Common Stock of the Company, which, in addition to shares of Common Stock of the Company contributed by the Company, are allocated to the accounts of all participants in the ratio that the total annual compensation (not in excess of $150,000) of each participant bears to the total compensation of all participants in such year. The plan does not allow contributions by participants.

Each participant's right to the stock allocated to his account is fully vested after three years of service. Nonetheless, a participant's benefits will be fully vested if his employment terminates by reason of death or upon his reaching 65. If a participant incurs a break in service (passage of one plan year in which the employee works 500 or fewer hours), his benefits are forfeited to the extent they have not vested. All forfeitures are allocated among the remaining participants in the same manner as the annual contribution.

Distributions under the plan are to commence no later than 60 days after the last day of the year in which the participant reaches age 65 or, if later, the plan year in which the participant terminates employment with the Company.
The distribution will consist of the Company's Common Stock. Any distributions are payable in a lump sum or, if the participant elects, in annual or monthly installments.

Each participant is entitled to direct the trustee as to the manner in which any stock allocated to his account is voted. The trustee is empowered to vote any stock which has not been allocated in a manner which, in the judgement of the Board of Directors, represents the participants' best interests.

As of September 30, 1996, 398,211, 62,093 and 201,497 shares have been allocated to accounts of Messrs. Spillane, Schaff, and Childers, respectively. No other current officers or directors of Nova are currently eligible to participate in the plan. No ESOP contribution was made for 1996.


          SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Any shareholder who wishes to submit a proposal for inclusion in the Company's proxy statement and proxy form for its next annual meeting must assure that any such proposal is received by the Company on or before December 30, 1997.


       ANNUAL REPORT TO SECURITIES AND EXCHANGE COMMISSION

A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-KSB MAY BE OBTAINED WITHOUT CHARGE BY ANY BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK UPON A WRITTEN REQUEST ADDRESSED TO JAMES SCHAFF, SECRETARY, NOVA NATURAL RESOURCES CORPORATION, 789 SHERMAN STREET, SUITE 550, DENVER, COLORADO 80203.

NOVA NATURAL RESOURCES CORPORATION
789 Sherman Street, Suite 550, Denver, Colorado 80203

PROXY    This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Brian B. Spillane and Robert McDonald as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Nova Natural Resources Corporation held on record by the undersigned on May 1, 1997, at the annual meeting of shareholders to be held on _________ of any adjournment thereof.

=================================================================

1.   ELECTION OF DIRECTORS

     FOR all nominees listed below             WITHHOLD AUTHORITY
     (except as marked to the contrary below)  to vote for all nominees listed below

     (INSTRUCTION:   To withhold authority to vote for any individual nominee
                     strike a line through the nominees's name in the list below.)

 Robert E. McDonald,   Brian B. Spillane,   Milton O. Childers,
   Robert W. Meier,   John R. Parker


2.   PROPOSAL TO APPROVE THE SALE OF THE COMPANY'S CEMENT-GRADE
     KAOLIN MINE

  FOR           AGAINST            ABSTAIN

3.   I WISH TO EXERCISE MY DISSENTERS RIGHTS

     YES                 NO
=================================================================
4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1 and 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:__________________________, 1997. _________________________
Signature

                                        _________________________
                                        Signature if held jointly

[Please mark, sign, date and return the Proxy card promptly using the enclosed envelope.]

May  , 1997

TO THE SHAREHOLDERS OF NOVA NATURAL RESOURCES CORPORATION:

As you can see from the enclosed proxy materials, Nova Natural Resources Corporation (the "Company"), has undertaken several significant transactions and undergone substantial change in the last twelve months. The Company has sold a significant oil and gas property, settled a dispute with one of its principal shareholders and director by purchasing all of his Common and Preferred Stock, and entered into an agreement to sell its cement-grade kaolin mine. All of these transactions, reasons for undertaking them and their impact on the Company's financial posture and future plans are described in the enclosed proxy materials. We urge you to read those materials carefully and call us with any questions.

We are informed by our counsel that the Company was not required by the Colorado Business Corporations Act to obtain shareholder approval for the sale of the oil and gas prospect and purchase of stock from its principal stockholder and may not be required to obtain shareholder approval of the sale of the Company's cement-grade kaolin mine. Management believes, however, that sale of the cement-grade kaolin mine is a decision which has a significant impact on the status and future of the Company and should be considered by the shareholders. More importantly, management understands that a shareholder could take issue with any or all of these decisions and with the general direction of the Company but be unable to liquidate his investment in the Company because of the absence of an active trading market in the Company's stock. For that reason, and although the Company is not required by law to offer dissenter's rights, the Company is offering to purchase all of the shares of stock owned by any shareholder who does not vote in favor of the sale of the cement-grade kaolin mine and who wishes to liquidate his investment at a market price. If, for any reason, you wish to take advantage of this offer, read the enclosed materials carefully and follow the directions concerning rights of appraisal.

If you wish to exercise your dissenters rights and sell your stock to the Company, you must strictly comply with the procedures set forth in Attachment 2. To exercise these rights, you must

     1.  NOT VOTE IN FAVOR OF THE SALE OF THE CEMENT KAOLIN MINE

     2.  RETURN THE ENCLOSED PROXY CARD WITH YOUR INTENT TO
         DISSENT SO INDICATED PRIOR TO THE ANNUAL MEETING.

If the sale is approved by the Company's shareholders, the Company will contactyou with the necessary materials to enable you to follow through on your decision.

We thank you for your years of support and urge you to call with any questions.

Sincerely,
NOVA NATURAL RESOURCES CORPORATION
Brian B. Spillane

 7-113-101. Definitions
For purposes of this article:

     (1) "Beneficial shareholder', means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

     (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

     (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

     (6) "Record shareholder" means the person in whose name the shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

     (7) "Shareholder" means either a record shareholder or a beneficial shareholder.


  7-113-102. Right to dissent

     (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party if:

               (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation, or

               (II) The corporation is a subsidiary that is merged with
                    its parent corporation under section 7-111-104;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

          (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholders' vote is required under section 7-112-102(1); and

          (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).

   (1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:
          (a) The record date fixed under Section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

          (b) The record date fixed under Section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

          (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

   (1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, any-thing except:

          (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

          (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than two thousand shareholders;

          (c)  Cash in lieu of fractional shares; or

          (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

   (2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

     (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

     (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

  7-113-103. Dissent by nominees and beneficial owners

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection
         (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial share-holder asserts dissenters' rights; and
          (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

     (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.


  7-113-201. Notice of dissenters' rights

     (1)  If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(1).

     (2)  If a proposed corporate action creating dissenter's rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting.Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(2).


  7-113-202. Notice of intent to demand payment

     (1)  If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(1), a shareholder who wishes to assert dissenters' rights shall:

          (a) Cause the corporation to receive, before the voteis taken, written notice of the shareholder's intention to demand payment for the shareholder' shares if the proposed corporate action is effectuated; and

          (b)  Not vote the shares in favor of the proposed corporate action.

     (2)  If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(2), a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

     (3)  A shareholder who does not satisfy the requirements of subsection
          (1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

 7-113-203. Dissenters' notice
     (1)  If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

     (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

          (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

          (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

          (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

          (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

          (f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

          (g)  Be accompanied by a copy of this article.

 7-113-204. Procedure to demand payment

     (1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

          (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

          (b) Deposit the shareholder's certificates for certificated shares.

     (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a share holder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

     (3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

     (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

7-113-205. Uncertificated shares

     (1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

     (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

 7-113-206. Payment

     (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

     (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

          (a) The corporation's balance sheet as of the end ofits most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

          (b) A statement of the corporation's estimate of the fair value of the shares;

          (c)  An explanation of how the interest was calculated;

          (d)  A statement of the dissenter's right to demand payment under section 7-113-209; and

          (e)  A copy of this article.

 7-113-207. Failure to take action

     (1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113 -209 shall again be applicable.

 7-118-208. Special provisions relating to shares acquired after announcement of proposed corporate action

     (1) The corporation may, in or with the dissenters' noticegiven pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

     (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).


 7-113-209. Procedure if dissenter is dissatisfied with payment or offer

     (1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

          (a) The dissenter believes that the amount paid under section 7-113 -206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

          (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

          (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

     (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

 7-113-301. Court action

     (1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

     (2) The corporation shall commence the proceeding described in subsection (1) of this section in the district court of the county in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided. by law.

     (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

 7-113-302. Court costs and counsel fees

     (1) The court in an appraisal proceeding commenced under section 7-113 -301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

          (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.